EXHIBIT 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

THE DOCTORS COMPANY,

FOUNTAIN ACQUISITION CORP.,

AND

FPIC INSURANCE GROUP, INC.

Dated as of May 23, 2011

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(continued)
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Exhibit A-1                           Parent’s Knowledge Officers
Exhibit A-2                           Company’s Knowledge Officers

iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of May 23, 2011 (this “Agreement”), is by and among The Doctors Company, a California domiciled reciprocal inter-insurance exchange (“Parent”), Fountain Acquisition Corp., a Florida corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and FPIC Insurance Group, Inc., a Florida corporation (the “Company”).

RECITALS

WHEREAS, the Board of Governors of Parent and the respective Boards of Directors of Merger Sub and the Company have approved and declared advisable this Agreement and the merger of Merger Sub with and into the Company (the “Merger”) upon the terms and subject to the conditions of this Agreement and in accordance with the Florida Business Corporation Act (the “FBCA”); and

WHEREAS, the Board of Governors of Parent and the respective Boards of Directors of Merger Sub and the Company have determined that the Merger is in the best interest of their respective shareholders or policyholders, as applicable;

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE 1

THE MERGER

Section 1.1. The Merger.  Upon the terms and subject to satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the FBCA, at the Effective Time (as hereinafter defined), Merger Sub shall be merged with and into the Company.  As a result of the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).

Section 1.2. Closing.  The closing of the Merger (the “Closing”) shall take place at the offices of the Company (or such other place as agreed by the parties) at 9:00 a.m., eastern time, on a date to be specified by the parties, which shall be no later than the second Business Day following the date on which all of the conditions set forth in Article 6 are satisfied or, if permissible, waived (other than those conditions to be satisfied at the Closing, but subject to the satisfaction or, if permissible, waiver thereof), unless the parties hereto agree to another place, time or date.

Section 1.3. Effective Time.  At the Closing, subject to the terms and conditions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing articles of merger (the “Articles of Merger”) with the Florida

Secretary of State, in such form as required by, and executed in accordance with the relevant provisions of, the FBCA (the date and time of such filing, or at such later date and time as Parent and the Company shall agree and specify in the Articles of Merger, such specified date and time being the “Effective Time”).

Section 1.4. Effect of the Merger.  At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the FBCA.  Without limiting the generality of the foregoing, at the Effective Time, except as otherwise provided herein, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 1.5. Articles of Incorporation; By-laws.  At the Effective Time, the Articles of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended as permitted by the FBCA; provided, however, that the name shall be changed to “FPIC Insurance Group, Inc.”  At the Effective Time, the By-laws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the By-laws of the Surviving Corporation until thereafter amended as permitted by Law, the Articles of Incorporation of the Surviving Corporation and such By-laws. The Articles of Incorporation and the By-laws of the Surviving Corporation shall be in accordance with Section 5.12.2 hereof.

Section 1.6. Directors and Officers.  The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and By-laws of the Surviving Corporation.  The officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and By-laws of the Surviving Corporation.

ARTICLE 2

CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

Section 2.1. Conversion of Securities.  At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities:

2.1.1. Conversion of Company Common Stock.  Each share of common stock, $0.10 par value per share, of the Company (“Company Common Stock”) issued and outstanding immediately prior to the Effective Time (other than any shares of Company Common Stock to be canceled pursuant to Section 2.1.2) shall be converted into the right to receive $42.00 in cash, payable to the holder thereof, without interest (the “Merger Consideration”).  All such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each

Certificate previously representing any such share shall thereafter represent only the right to receive the Merger Consideration therefor.

2.1.2. Cancellation of Certain Company Common Stock.  Each share of Company Common Stock held in the treasury of the Company or by any Company Subsidiary shall be cancelled and extinguished without any conversion thereof and no payment shall be made with respect thereto.

2.1.3. Merger Sub.  Each share of common stock, par value $0.001 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and be exchanged for one newly and validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

2.1.4. Change in Company Common Stock.  If between the date of this Agreement and the Effective Time the outstanding shares of the Company Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, the Merger Consideration shall be correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares; provided, that the aggregate Merger Consideration payable shall not exceed the aggregate amount contemplated pursuant to Section 2.1.1 as of the date hereof.

Section 2.2. Treatment of Company Equity Awards.  Prior to the Effective Time, the Board of Directors of the Company (the “Company Board”) or, if appropriate, any committee thereof shall adopt appropriate resolutions and take all other actions necessary and appropriate to provide that, immediately prior to the Effective Time:

(i) each unexpired and unexercised option to purchase Company Common Stock (the “Company Options”) then outstanding under any stock option plan of the Company, including the Company’s Director Stock Plan, as amended and restated, the Company’s Omnibus Incentive Plan, as amended and restated (the “Company Omnibus Plan”), the Company’s Employee Stock Purchase Plan, as amended (the “Company ESPP”), or any other plan, agreement or arrangement (collectively, the “Company Stock Option Plans”), shall become fully vested and exercisable and, effective as of the Effective Time, each such Company Option shall be cancelled, and in exchange therefor each former holder of any such cancelled Company Option shall be entitled to receive, in consideration of the cancellation of such Company Option and in settlement therefor, a payment in cash (subject to Section 2.3.8) of:

(A) in the case of each Company Option other than those issued under the Company ESPP, an amount equal to the product of (u) the total number of shares of Company Common Stock previously subject to such Company Option and (v) the excess, if any, of the Merger Consideration over the exercise price per share of Company Common Stock previously subject to such Company Option; or

(B) in the case of Company Options issued under the ESPP, an amount for each holder equal to (x) the Merger Consideration multiplied by (y) the total amount of each such holder’s 2011 payroll deductions prior to the Effective Time under the Company ESPP, and divided by (z) $30.71 (85% of the fair market value (determined in accordance with the terms of the ESPP) of Company Common Stock on January 14, 2011).

(the total amounts payable hereunder with respect to all Company Options being referred to as the “Option Consideration”);

(ii) each unvested share of restricted stock awarded and outstanding under the Company Stock Option Plans, including without limitation those issued under the Company ESPP, as to which the restrictions thereon shall not have lapsed (“Company Restricted Stock”), shall become a fully vested and unrestricted share of Company Common Stock and shall be converted into the Merger Consideration as provided by Section 2.1.1;

(iii) each unpaid performance unit awarded under the Company Omnibus Plan (“Company Performance Units “) shall become fully vested and payable and, effective as of the Effective Time, each such Company Performance Unit shall be cancelled, and in exchange therefor each such cancelled Company Performance Unit shall be converted into the right to receive, in consideration of the cancellation of such Company Performance Unit and in settlement therefor, a payment in cash (subject to Section 2.3.8) (such amounts payable hereunder being referred to as the “Performance Unit Consideration”) equal to the product of (x) the Payout Percentage (as defined in the related award agreements and determined as set forth below) applicable to such Company Performance Unit, and (y) the Merger Consideration (it being agreed that the Payout Percentage shall be 143% for Company Performance Units granted on January 4, 2010 and 100% for Company Performance Units granted on December 10, 2010); and

(iv) from and after the Effective Time, any such cancelled Company Option and Company Performance Unit shall no longer be exercisable by or payable to the former holder thereof and each such former holder shall only be entitled to the payment of the Option Consideration or the Performance Unit Consideration, as applicable.  To the extent then in effect, after the Effective Time, all Company Stock Option Plans shall be terminated and no further Company Options or other awards shall be granted thereunder.

Section 2.3. Exchange Procedures.

2.3.1. Paying Agent.  Prior to the Effective Time, Parent shall designate a bank or trust company reasonably satisfactory to the Company (the “Paying Agent”), to act as agent for Parent for purposes of, among other things, mailing and receiving letters of transmittal, and distributing the Merger Consideration to the Company’s shareholders.

2.3.2. Exchange Procedures for Company Common Stock.  (a) At or prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with the Paying Agent, for the benefit of the holders of shares of Company Common Stock for payment in accordance with this Article 2, cash in U.S. dollars in an amount sufficient to pay the aggregate amount of Merger Consideration (the “Exchange Fund”).  No later than three Business Days after the Effective Time, Parent shall cause the Paying Agent to mail or otherwise transmit to each holder of record of a Certificate or Book-Entry Shares as of immediately prior to the Effective Time (A) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificate shall pass, only upon proper delivery of the Certificate to the Paying Agent and shall be in customary form) or in the case of Book-Entry Shares, a similar notification in accordance with industry standards  and (B) instructions for use in effecting the surrender of the Certificate or Book-Entry Shares in exchange for the Merger Consideration, to which such holder is entitled pursuant to this Agreement.  Upon surrender of a Certificate for cancellation to the Paying Agent together with such letter of transmittal (as required by Paying Agent), properly completed and duly executed (or, in the case of Book-Entry Shares, upon adherence to the applicable procedures set forth in such letter of transmittal or similar notification for surrendering such shares), and upon surrender of such other documents as may be required by the Paying Agent, the holder of such Certificate or Book-Entry Shares shall be entitled to receive in exchange therefor the Merger Consideration that such holder has the right to receive in respect of the Company Common Stock formerly represented by such Certificate or Book-Entry Shares, and the Certificate or Book-Entry Shares so surrendered shall thereupon be canceled.  No interest will be paid or accrued on the Merger Consideration payable upon surrender of any Certificate or Book-Entry Share.  In the event of a permitted transfer of ownership of shares of Company Common Stock represented by a Certificate that is not registered in the transfer records of the Company or the Company’s transfer agent on behalf of the Company, the Merger Consideration may be paid to a transferee if the Certificate is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and the Person requesting such payment shall pay to the Exchange Agent any transfer or other Tax required as a result of such payment to a Person other than the registered holder of such Certificate or Book-Entry Share, as applicable, or establish to the reasonable satisfaction of the Paying Agent that such Tax has been paid or is not payable.  Until surrendered as contemplated by this Section 2.3.2, each Certificate and Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration.

(b)           The Exchange Fund shall be invested by the Paying Agent as directed by Parent or the Surviving Corporation.  Earnings on the Exchange Fund shall be the sole and exclusive property of Parent and the Surviving Corporation and shall be paid to Parent or the Surviving Corporation, as Parent directs.  No investment of the Exchange Fund shall relieve Parent, the Surviving Corporation or the Paying Agent from making the payments required by this Article 2, and following any net losses from any such investment, Parent shall promptly provide additional funds to the Paying Agent for the benefit of the applicable holders of Company Common Stock immediately prior to the Effective Time in the amount of such net losses, which additional funds shall be deemed to be part of the Exchange Fund.  No investment of the Exchange Fund shall have maturities that could prevent or delay payments to be made pursuant to this Agreement.

2.3.3. Payment for Company Equity Awards.  At the Closing, Parent shall make (or cause to be made) payment to the Surviving Corporation, by wire transfer of immediately available funds to the account or accounts designated by the Company in writing no later than two Business Days prior to the Closing, in an amount equal to the sum of the aggregate Option Consideration plus the aggregate Performance Unit Consideration.  At the Effective Time, or as soon as practicable thereafter (but not later than two Business Days thereafter), in consideration of cancellation of the Company Options and Company Performance Units that became entitled to receive the consideration specified in Section 2.2, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, pay the Option Consideration in respect of each such Company Option to each holder of a Company Option and the Performance Unit Consideration in respect of each Company Performance Unit to each holder of a Company Performance Unit.

2.3.4. Further Rights in Company Securities.  All Merger Consideration, Option Consideration and Performance Unit Consideration paid in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to the Company Common Stock, Company Options and Company Performance Units with respect to which such payments are made, respectively.

2.3.5. Termination of Exchange Fund.  Any portion of the Exchange Fund that remains undistributed to the holders of Company Common Stock for twelve months after the Effective Time shall be delivered to Parent upon demand, and any holders of Company Common Stock who have not theretofore complied with this Article 2 shall thereafter look only to Parent (subject to abandoned property, escheat and similar Laws) as general creditors thereof for payment of the Merger Consideration without any interest thereon.

2.3.6. No Liability.  Neither Parent nor the Company nor the Surviving Corporation shall be liable to any holder of Company Common Stock for any cash from the Exchange Fund delivered to a public official pursuant to any abandoned property, escheat or similar Law.

2.3.7. Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent or, if the Exchange Fund has been delivered to Parent, Parent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration that such person has the right to receive in respect of the Company Common Stock formerly represented by such Certificate.

2.3.8. Withholding.  Notwithstanding anything in this Agreement to the contrary, Parent, the Surviving Corporation or the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Common Stock or Company Equity Awards such amounts as Parent, the Surviving Corporation or the Paying Agent are required to deduct and withhold under the Internal Revenue Code of 1986, as amended (the “Code”), the treasury regulations thereunder or any other provision of U.S. Tax Law, or any provision of state, local or foreign Tax Law, with respect to the making of such payment.  To the extent that amounts are so withheld by Parent, the Surviving Corporation or the Paying Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Stock or Company Equity Awards in respect of whom such deduction and withholding was made.

Section 2.4. Stock Transfer Books.  At the close of business, New York time, on the day the Effective Time occurs, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of Company Common Stock that were outstanding on the records of the Company.  From and after the Effective Time, the holders of Certificates or Book Entry Shares immediately prior to the Effective Time shall cease to have any rights with respect to such Company Common Stock, except as otherwise provided herein or by Law.  On or after the Effective Time, any Certificates presented to the Paying Agent or Parent for any reason shall be cancelled and exchanged as provided in this Article 2.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as (i) disclosed in the Company’s (A) Annual Report on Form 10-K for the fiscal year ended December 31, 2010, filed by the Company with the SEC on March 9, 2011 or (B) Quarterly Report on Form 10-Q for the quarter ended March 31, 2011, filed by the Company with the SEC on May 4, 2011, in each case, excluding any risk factor disclosures contained therein under the heading “Risk Factors,” any disclosure of risks included in any “forward-looking statements” disclaimer or any other statements that are predictive or forward-looking in nature, or (ii) set forth in the Disclosure Schedule delivered by the Company to Parent at or prior to the execution of this Agreement (the “Company Disclosure Schedule”), the Company hereby makes the following representations and warranties to Parent.  Unless otherwise specified, no disclosure made in any particular section of the Company Disclosure Schedule shall be deemed made in any other section of the Company Disclosure Schedule unless expressly made therein (by cross reference or otherwise).

Section 3.1. Organization and Qualification; Subsidiaries.  The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Florida.  Each Company Subsidiary is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, as the case may be.  The Company and each of the Company Subsidiaries has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.  The Company and each of the Company Subsidiaries is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that would not reasonably be expected to have a Company Material Adverse Effect or otherwise prevent or delay (beyond the Outside Date) consummation of the Merger.  Section 3.1 of the Company Disclosure Schedule sets forth a true, complete and correct list of all of the subsidiaries of the Company (each a “Company Subsidiary” and, collectively, the “Company Subsidiaries”), together with the jurisdiction of incorporation of each Company Subsidiary, the jurisdictions in which each Company Subsidiary is licensed to conduct business, the authorized and issued shares of capital stock of each Company Subsidiary, the names of the holders thereof and the number of shares held by each holder.  All of the outstanding shares of capital stock of, or other equity or voting interests in, each Company Subsidiary that is owned directly or indirectly by the Company have been validly issued, were issued free of pre-emptive rights and are fully paid and non-assessable, and are free and clear of all liens, including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity or voting interests (other than restrictions imposed by Law). Except as set forth in Section 3.1 of the Company Disclosure Schedule, none of the Company or any Company Subsidiary owns, directly or indirectly, an Equity Interest representing more than three percent (3%) of the voting power of any other Person.

Section 3.2. Articles of Incorporation and By-laws.  The copies of the Company’s Amended and Restated Articles of Incorporation, as amended (the “Company Articles”), and Amended and Restated By-laws (the “Company By-laws”), as amended, which were previously furnished or made available to Parent, are true, complete and correct and Company is not in material violation of any provisions of the Company Articles or Company Bylaws.  The Company has made available to Parent a true, complete and correct copy of the charter and by-laws (or equivalent organizational documents) of each of the Company Subsidiaries and none of the Company Subsidiaries is in violation of any provisions of its organizational documents.

Section 3.3. Capitalization.

3.3.1. Authorized Shares.  The authorized capital stock of the Company consists of 100 million shares of capital stock, of which 50 million are designated Company Common Stock and 50 million are designated preferred stock, $0.10 par value per share (“Company Preferred Stock”).  As of May 20, 2011 (A) 8,339,434 shares of Company Common Stock were issued and outstanding, all of which were validly issued, fully paid, nonassessable and free of preemptive rights, (B) 342,877 shares of Company Common Stock were reserved for issuance upon exercise of Company Options granted under the Company Stock Option Plans, and (C) 100,229 shares of Company Common Stock were reserved (based on the Payout Percentage specified in Section 2.2(iii)) for issuance upon exercise of Company Performance Units granted under the Company Omnibus Plan.  As of May 20, 2011, and as of the Effective Time, (i) no shares of Company Preferred Stock were (or will be) designated, issued and outstanding and (ii) no shares of Company Common Stock were (or will be) held in the treasury of the Company or by the Company Subsidiaries.  There are no bonds, debentures, notes or other debt securities issued by the Company that have the right to vote (or are convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Company Common Stock may vote.

3.3.2. Stock Option Plans and Performance Units.  As of May 20, 2011, there were 4,909,500 shares of Company Common Stock authorized for issuance under the Company’s Stock Option Plans and only 1,207,907 remained available for future awards.  Section 3.3.2 of the Company Disclosure Schedule sets forth a list of all of Company Options outstanding, their exercise prices and the name of the holder, the number of shares of unvested Company Restricted Stock (other than under the Company ESPP) outstanding, and the number of Company Performance Units outstanding and each of the holders thereof.  Except as set forth in Section 3.3.2 of the Company Disclosure Schedule, there are no options, warrants or other rights to acquire capital stock or other Equity Interests of the Company, or securities convertible into or exchangeable for capital stock or other Equity Interests of the Company.  Since January 1, 2009 and through the date hereof, the Company has not issued any shares of its capital stock or other Equity Interests or securities convertible into or exchangeable for capital stock or other Equity Interests of the Company, other than Company Equity Awards and the issuance of shares pursuant to Company Equity Awards.  All shares of Company Common Stock subject to issuance under the Company Stock Option Plans or the Company ESPP, upon issuance prior to the Effective Time on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights. All outstanding shares of Company Common Stock, all outstanding Company Equity Awards and all outstanding shares of capital stock, voting securities or other ownership interests in any Company Subsidiary, have been issued or granted, as applicable, in compliance in all material respects with all applicable securities Laws.

3.3.3. No Contractual Obligations.  Except (i) as set forth in Section 3.3.3 of the Company Disclosure Schedule, or (ii) pursuant to the Company Equity Awards, there are no outstanding contractual obligations of the Company or any Company Subsidiary (A) restricting the transfer of, (B) affecting the voting rights of, (C) requiring the repurchase, redemption or disposition of, or containing any right of first refusal with respect to, (D) requiring the registration for sale of, or (E) granting any preemptive or antidilutive right with respect to, any shares of Company Common Stock or any capital stock of, or other Equity Interests in, the Company or any Company Subsidiary.  Except

as set forth in Section 3.3.3 of the Company Disclosure Schedule, each outstanding share of capital stock of each Company Subsidiary is validly issued, fully paid, nonassessable and free of preemptive rights and is owned, beneficially and of record, by the Company or another Company Subsidiary free and clear of all security interests, liens, pledges, options, rights of first refusal, agreements, limitations on the Company’s or such other Company Subsidiary’s voting rights, charges and other encumbrances of any nature whatsoever, in each case, other than Permitted Liens. No bonds, debentures, notes or other indebtedness issued by the Company or any of Company Subsidiaries having the right to vote on any matters on which stockholders or equityholders of the Company or any of the Company Subsidiaries may vote (or which is convertible into, or exchangeable for, securities having such right), are issued and outstanding.

Section 3.4. Authority.

3.4.1. Power and Authority; Execution and Delivery; Binding Effect.  The Company has requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to the adoption of this Agreement by the Required Company Shareholders, to consummate the transactions contemplated by this Agreement to be consummated by the Company.  The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Company and no shareholder votes are necessary to authorize this Agreement or the Merger or to consummate the transactions contemplated hereby subject, with respect to the Merger, to the adoption of this Agreement by the Required Company Shareholders.  This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery by each of the other parties hereto, constitutes a legally valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors and by general principles of equity regardless of whether enforcement is considered in a proceeding in equity or at law, concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which any proceeding therefor may be brought.

3.4.2. Inapplicability of Takeover Statutes.  No “fair price,” “moratorium,” “control share acquisition,” “business combination” or other similar anti-takeover statute or regulation enacted under any federal, state, local or foreign laws applicable to the Company (including without limitation Section 607.0901 and 607.0902 of the FBCA) is applicable to this Agreement, the Merger or any of the other transactions contemplated by this Agreement.  The Company Board has taken all actions so that the restrictions contained in the FBCA applicable to a business combination will not apply to the execution, delivery or performance of this Agreement and the consummation of the Merger and the other transactions contemplated hereby.  Assuming the accuracy of the representation and warranty set forth in the first sentence of Section 4.11, the action taken by the Company Board in approving this Agreement and the Merger is sufficient to render inapplicable to the Merger the restrictions on business combinations contained in Section 607.0901 of the FBCA.

Section 3.5. No Conflict; Required Filings and Consents.

3.5.1. No Conflict.  The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement and the consummation of the Merger and the other transactions contemplated hereby by the Company will not, (A) assuming the Required Company Shareholders adopt this Agreement, conflict with or violate or breach any provision of the Company Articles or the Company By-laws or any equivalent organizational documents of any Company Subsidiary, (B) assuming that all consents, approvals, authorizations and permits described in Section 3.5.2 have been obtained and all filings and notifications described in Section 3.5.2 have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or (C) assuming that all consents, approvals, authorizations and permits described in Section 3.5.2 have been obtained and all filings and notifications described in Section 3.5.2 have been made and any waiting periods thereunder have terminated or expired or except as set forth in Section 3.5.1 of the Company Disclosure Schedule, require any consent or approval under, result in any breach of or any loss of any benefit under, or constitute a change of control or default (or an event that with notice or lapse of time or both would become a default) under, or give to others any right of termination, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of the Company or any Company Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, Company Permit or other legally binding obligation to which the Company or any Company Subsidiary is a party, except, as to clauses (B) and (C), respectively, for any such conflicts, violations, breaches, defaults or other occurrences that would not reasonably be expected to have a Company Material Adverse Effect or otherwise prevent or delay (beyond the Outside Date) consummation of the Merger.

3.5.2. Filings and Consents.  Except as set forth in Section 3.5.2 of the Company Disclosure Schedule, the execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (A) as may be required under the Exchange Act, the rules and regulations of Nasdaq, the HSR Act, the filing of the Articles of Merger as required by the FBCA and as may be required under Laws respecting the business of insurance and (B) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not reasonably be expected to have a Company Material Adverse Effect or otherwise prevent or delay (beyond the Outside Date) consummation of the Merger.

Section 3.6. Permits; Compliance With Law.  Except for permits respecting the business of insurance, which are the subject solely of Section 3.19, each of the Company and each Company Subsidiary is in possession of all authorizations, licenses, permits, certificates, approvals, consents and clearances of any Governmental Authority (the “Company Permits”) necessary for the Company and each Company Subsidiary to own, lease and operate its properties or to carry on its respective business substantially as it is being conducted as of the date hereof, and all such Company Permits are valid and in full force and effect, and there is no pending, or, to the Company’s knowledge, threatened action or proceeding to terminate, suspend, limit or adversely modify any Company Permit, except where the failure to be in possession of, or the suspension or cancellation of, or failure to be valid or in full force and effect of, any of the Company Permits has not or would not reasonably be expected to have a Company Material Adverse Effect.  Except as disclosed in Section 3.6 of the Company Disclosure Schedule, the Company and each Company Subsidiary has at all times since January 1, 2009 been and is in compliance with all applicable Laws, regulations and orders and neither the Company nor any Company Subsidiary is in conflict with, or in default or violation of, or, with the giving of notice or the passage of time, would be in conflict with, or in default or violation of, (a) any Law applicable to the Company or any Company Subsidiary or by which any property or asset of the Company or any Company Subsidiary is bound or affected, (b) any of the Company Permits, or (c) any of the provisions of its certificate of incorporation or By-laws (or other organizational or governing instruments), other than such non-compliance, conflict, default or violation as would not materially and adversely impact the Company and the Company Subsidiaries considered as a whole.

Section 3.7. SEC Filings; Financial Statements.

3.7.1. Company SEC Filings.  Except as set forth in Section 3.7.1 of the Company Disclosure Schedule, the Company has timely filed all registration statements, prospectuses, forms, reports, definitive proxy statements, schedules and documents required to be filed by it under the Securities Act or the Exchange Act, as the case may be, from and after January 1, 2008 (collectively, the “Company SEC Filings”).  Each Company SEC Filing, as amended or supplemented if applicable, (A) as of its date, or, if amended or supplemented, as of the date of the most recent amendment or supplement thereto, complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and (B) did not, at the time it was filed (or became effective in the case of registration statements), or, if amended or supplemented, as of the date of the most recent amendment or supplement thereto, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.  As of the date of this Agreement, no Company Subsidiary is separately subject to the periodic reporting requirements of the Exchange Act.

3.7.2. GAAP Financial Statements.  Each of the consolidated financial statements contained in the Company SEC Filings, including, any notes thereto, as amended, supplemented or restated, if applicable, was prepared in accordance with GAAP applied (except as may be indicated in the notes thereto and, in the case of unaudited quarterly financial statements, as permitted by Form 10-Q under the Exchange

Act) on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), and each of such consolidated financial statements, as amended, supplemented or restated, if applicable, presented fairly, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and the consolidated Company Subsidiaries as of the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited quarterly financial statements, to normal and immaterial year-end adjustments).  This representation and warranty shall not be deemed to be breached as a result of any change in GAAP or Law after the date of this Agreement.

3.7.3. STAT Financial Statements.  Company has made available to Parent true, complete and correct copies of the annual and quarterly statements of each of the Company Insurance Subsidiaries for the most recently ended quarterly period and the years ended December 31, 2010 and 2009, as appropriate, as filed with the insurance regulatory authorities of its jurisdiction of domicile, and audited statutory financial statements for the Company Insurance Subsidiaries as of and for the period ended December 31, 2009 as filed with the domestic insurance regulatory authority, together, in each case, with the exhibits, schedules and notes thereto and any affirmations and certifications filed therewith (the “STAT Financial Statements”).  The STAT Financial Statements of each such Company Insurance Subsidiary fairly present in all material respects the financial position and results of operations of such Company Subsidiary as of the respective dates thereof and for the respective periods set forth therein, in each case in accordance with Statutory Accounting Principles applied on a consistent basis.  This representation and warranty shall not be deemed to be breached as a result of any change in Statutory Accounting Principles or Law after the date of this Agreement.  Each of the Company Insurance Subsidiaries has filed or submitted all STAT Financial Statements required to be filed with or submitted to the insurance regulatory authorities in its state of domicile.  The STAT Financial Statements complied in all material respects, on their respective dates of filing or submission, with the Laws of their respective states of domicile and no material deficiency of any nature has been asserted with respect to such STAT Financial Statements by any Governmental Authority which has not been cured, waived or otherwise resolved to the satisfaction of any such Governmental Authority.  None of the Company Insurance Subsidiaries had, at the relevant balance sheet date of each balance sheet included in the STAT Financial Statements, any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected or reserved against on a balance sheet prepared in accordance with Statutory Accounting Principles and none have arisen since such date through the date of this Agreement, except in each case for liabilities or obligations (i) reflected in the STAT Financial Statements, (ii) contemplated by or under this Agreement or incurred in connection with the transactions contemplated hereby, (iii) incurred in the ordinary course of business and in a manner consistent with past practice or (iv) incurred outside the ordinary course of business that individually or in the aggregate, in the case of this subsection (iv) only, do not exceed $1,000,000.

3.7.4. Actuarial Information.  The Company has made available to Parent, prior to the date hereof, true, complete and correct copies of all actuarial reports, actuarial certificates, loss and loss adjustment expense reserve reports, and deferred acquisition cost and loss recognition analyses prepared by the Company or by any third party actuarial consultant on behalf of or made available to the Company relating to the adequacy of the reserves of the Company or any Company Subsidiary for any period ended on or after December 31, 2008 (the “Actuarial Analyses”).  Each such Actuarial Analysis was generated from the same underlying sources and systems that were utilized by the Company Insurance Subsidiaries to prepare the STAT Financial Statements, was derived from the books and records of the Company Insurance Subsidiaries at the relevant time of preparation (which preparation was accurate in all material respects) and was prepared in conformity in all material respects with applicable Law.

3.7.5. Absence of Liabilities.  Except as and to the extent set forth (A) on the consolidated balance sheet of the Company and the consolidated Company Subsidiaries as of December 31, 2010 included in the Company’s annual report filed on Form 10-K for the year ended December 31, 2010, including the notes thereto, (B) in the Company SEC Filings filed after December 31, 2010 or (C) in Section 3.7.5 of the Company Disclosure Schedule, none of the Company or any consolidated Company Subsidiary had at the relevant balance sheet date, any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected or reserved against on a balance sheet prepared in accordance with GAAP and none have arisen since such date through the date of this Agreement, except in each case for liabilities or obligations (i) contemplated by or under this Agreement or incurred in connection with the transactions contemplated hereby, (ii) incurred in the ordinary course of business and in a manner consistent with past practice or (iii) incurred outside the ordinary course of business that individually or in the aggregate, in the case of this subsection (iii) only, do not exceed $1,000,000.

3.7.6. Indebtedness.  Section 3.7.6 of the Company Disclosure Schedule accurately lists all Indebtedness of the Company, including for each item of Indebtedness, as applicable, the interest rate, maturity date and any assets or properties securing such Indebtedness.

3.7.7. Off Balance Sheet Arrangements.  Section 3.7.7 of the Company Disclosure Schedule sets forth a list of any material joint venture, off balance sheet partnership or any similar contract or arrangement to which the Company or any Company Subsidiary is a party (including any contract relating to any transaction or relationship between or among the Company and any of the Company Subsidiaries, on the one hand, and any unconsolidated affiliate of the Company or any of the Company Subsidiaries, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the SEC)).

3.7.8. Controls.  Since January 1, 2007, neither the Company nor any Company Subsidiary has received any “complaints” (within the meaning of Exchange

Act Rule 10A-3) in respect of any accounting, internal accounting controls or auditing matters.  To the Company’s knowledge, no complaint seeking relief under Section 806 of the Sarbanes-Oxley Act of 2002 (“SOX”) has been filed with the United States Secretary of Labor and no employee has threatened to file any such complaint.  The Company’s Chief Executive Officer and Chief Financial Officer have made all certifications and statements required by Sections 302 and 906 of SOX and the related rules and regulations promulgated thereunder with respect to the Company SEC Filings.  The Company maintains disclosure controls and procedures required by Rule 13a-15 and 15d-15 under the Exchange Act that are designed to ensure that all material information concerning the Company and the Company Subsidiaries is made known on a timely basis to the individuals responsible for the preparation of the Company SEC Filings and other public disclosure documents.  Except as set forth in Section 3.7.8 of the Company Disclosure Schedule, since January 1, 2007, neither the accountants for nor the board of directors or audit committee of the Company or any Company Subsidiary have been advised of (A) any significant deficiencies or material weaknesses in the design or operation of the internal controls over financial reporting that are reasonably likely to adversely affect in any material respect its ability to record, process, summarize and report financial data or (B) any fraud that involves management or other employees who have a role in the financial controls over financial reporting of the Company or any Company Subsidiary.  The Company is otherwise in material compliance with all applicable provisions of the Sarbanes-Oxley Act and the applicable listing and corporate governance rules of the NASDAQ.

3.7.9. Obligations to Lend.  Except for insurance policies issued by the Company or a Company Insurance Subsidiary in the ordinary course of business, to which this Section 3.7.9 does not apply, neither the Company nor any Company Subsidiary has any obligations of any kind to make any loan or advance to, guarantee any Indebtedness of, or otherwise incur Indebtedness on behalf of, any third party.

Section 3.8. Disclosure Documents.

3.8.1. Compliance as to Form.  The Proxy Statement and any Other Filings, and any amendments or supplements thereto, that the Company is responsible for filing at (A) the time the Proxy Statement or such Other Filing (or any amendment thereof or supplement thereto) is first made publicly available to the shareholders of the Company, and (B) the time of the Company Shareholders’ Meeting, as applicable, will comply as to form in all material respects with the applicable requirements of the Exchange Act and other applicable Law.

3.8.2. Not Misleading.  The Proxy Statement or any Other Filing, and any amendments or supplements thereto, that the Company is responsible for filing, insofar as it reflects information supplied by the Company for use therein, at (A) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first made publicly available to the shareholders of the Company, and (B) the time of the Company Shareholders’ Meeting, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

3.8.3. Parent Information.  The representations and warranties contained in this Section 3.8 will not apply to the failure of the Proxy Statement or any Other Filing to comply as to form as a result of, or statements or omissions included in the Proxy Statement or any Other Filings based upon, information supplied to the Company by Parent or Merger Sub.

Section 3.9. Absence of Certain Changes or Events.  Since December 31, 2010, except as (A) disclosed in the Company SEC Filings filed after December 31, 2010, (B) expressly contemplated by this Agreement or (C) as set forth in Section 3.9 of the Company Disclosure Schedule, there has not been (i) any event or occurrence that would reasonably be expected to have a Company Material Adverse Effect, (ii) any action taken by the Company or any Company Subsidiary through the date of this Agreement, other than in the ordinary course of business consistent with past practice, or (iii) any action taken by the Company or any Company Subsidiary through the date of this Agreement that would have resulted in a breach of any of the covenants set forth in Section 5.1 if the Company and the Company Subsidiaries had been subject to such covenants from December 31, 2010 to the date hereof.

Section 3.10. Employee Benefit Plans.

3.10.1. Company Benefit Plans.  Section 3.10.1 of the Company Disclosure Schedule sets forth a true, complete and correct list of each “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and any other material plan, policy, program, agreement or arrangement maintained, sponsored or contributed to by the Company or any Company Subsidiary, or under which the Company or any Company Subsidiary has any material obligation or liability for current or former directors, employees or individual consultants of the Company and the Company Subsidiaries, including, without limitation, the Company Employment and Company Severance Agreements, incentive, bonus, deferred compensation, cafeteria, medical, disability, stock purchase or equity based compensation plans, policies or programs  (each a “Company Benefit Plan”).  None of the Company Benefit Plans is a “multiemployer plan” (as defined in Section 3(37) of ERISA (a “Multiemployer Plan”)), is or has been subject to Sections 4063 or 4064 of ERISA, or is subject to Title IV of ERISA.  The Company has or will make available prior to the Closing current, accurate and complete copies of each Company Benefit Plan and, to the extent applicable, all related trust agreements, summary plan descriptions, the most recent audited financial statements with respect to each Company Benefit Plan required to have such statements, copies of the most recent determination letter (if any) with respect to each Company Benefit Plan and copies of the most recent annual report (Form 5500) with respect to each Company Benefit Plan required to file such report.

3.10.2. Compliance; Liabilities.  Except as could not reasonably be expected to result in a Company Material Adverse Effect, (i) each Company Benefit Plan has been at all times operated and administered in all material respects in accordance with its terms and all applicable Laws, including ERISA and the Code (including, without limitation, Section 409A of the Code), and (ii) with respect to the Company Benefit Plans, no event has occurred and, to the knowledge of the Company, there exists no condition or set of circumstances in connection with which the Company could reasonably be subject to any material liability (other than for routine benefit liabilities) under the terms of, or with respect to, such Company Benefit Plans, ERISA, the Code or any other Law applicable to such Company Benefit Plans.  All due contributions, premiums, or payments under or with respect to any Company Benefit Plans have been made.

3.10.3. Determination Letters; Prohibited Transactions.  Each Company Benefit Plan that is intended to qualify under Section 401(a) of the Code has either received a favorable determination letter from the IRS as to its qualified status or may rely upon an opinion letter for a prototype plan and, to the Company’s knowledge, as of the date hereof, no fact or event has occurred that could reasonably be expected to adversely affect the qualified status of any such Company Benefit Plan, except as could not reasonably be expected to result in a Company Material Adverse Effect. To the Company’s knowledge, there has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code, other than a transaction that is exempt under a statutory or administrative exemption) with respect to any Company Benefit Plan.  No suit, administrative proceeding, action or other litigation is currently pending, or to the knowledge of the Company, threatened against or with respect to any such Company Benefit Plan, including any audit or inquiry by the IRS or United States Department of Labor (other than routine benefits claims).

3.10.4. Acceleration of Payments.  Except as set forth on Section 3.10.4 of the Company Disclosure Schedule,  neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment becoming due to any current or former employee or individual consultant of the Company or the Company Subsidiaries, (ii) increase any benefits under any Company Benefit Plan, (iii) result in the acceleration of the time of payment, vesting or funding of, or other rights in respect of, any benefits under any Company Benefit Plan, or (iv) give rise to the imposition of any excise tax or the payment of any amount that will not be deductible by reason of Sections 280G (assuming that the Company Employment Agreement with Mark Adams as currently in effect is not extended), 404 or 162(m) (assuming that the Company does not file with the SEC after the Effective Time information concerning executive compensation of any Company Employee with respect to any period of 2011) of the Code under any contract, agreement, plan or arrangement covering any former employee of the Company or any Company Subsidiary to which the Company or any Company Subsidiary is a party.

3.10.5. Post-Employment Benefits.  Except as set forth in Section 3.10.5 of the Company Disclosure Schedule and as required by Law, no Company Benefit Plan provides any post-employment medical or life insurance benefits.

Section 3.11. Labor and Other Employment Matters.  Except as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, (i) each of the Company and each Company Subsidiary is in material compliance with all applicable Laws respecting labor, employment, fair employment practices, terms and conditions of employment, workers’ compensation, occupational safety, plant closings, and wages and hours, and (ii) there is no pending or, to the knowledge of the Company, threatened work stoppage, slowdown or labor strike against the Company or any Company Subsidiary.  Neither the Company nor any Company Subsidiary is a party to a collective bargaining agreement and no labor union has been certified to represent any employee or the Company or any Company Subsidiary, or has applied to represent or, the knowledge of the Company, is attempting to organize so as to represent such employees.

Section 3.12. Material Contracts.

3.12.1. Company Material Contracts.  Section 3.12.1 of the Company Disclosure Schedule sets forth a complete and accurate list of all of the contracts (except for contracts set forth on the “Exhibit Index” included in the Company’s Form 10-K for the year ended December 31, 2010) to which the Company or any Company Subsidiary is a party as of the date hereof of the following categories (each, including those contracts set forth on the “Exhibit Index” included in the Company’s Form 10-K for the year ended December 31, 2010, a “Company Material Contract”):

(i) any contract to which the Company or any of the Company Subsidiaries is a party or by which their respective assets or properties are bound (other than contracts entered into in the ordinary course of business and the contracts set forth in Section 3.13.1, 3.24.1, or 3.24.2 of the Company Disclosure Schedule) that (a) calls for the payment, whether contingent or otherwise, by or on behalf of the Company or any Company Subsidiary in excess of $500,000 in any 12-month period during the remaining term thereof, (b) provides for the Company or any Company Subsidiary to receive any payments in excess of, or any property with a fair market value in excess of, $500,000 or more in any 12-month period during the remaining term thereof;

(ii) any contract that purports to restrict the ability of the Company or any Company Subsidiary to engage in any line of business, engage in business in any geographical area or compete with any person;

(iii) any contract that calls for payment by the Company or any Company Subsidiary or provides for the receipt of payment by the Company or any Company Subsidiary in excess of $100,000 in any 12 month period during the remaining term thereof, that contains a provision granting to another party or other parties thereto the right to terminate such contract or take other action adverse to the Company upon or following the Merger;

(iv) indemnification agreements, including contracts that contain indemnification obligations to the extent not otherwise disclosed pursuant to this

Section, entered into outside the ordinary course of business with potential indemnification obligations of the Company in excess of $500,000;

(v) (A) employment and individual consulting contracts (other than those entered into in the ordinary course of business with non-executive employees whose annual cash compensation is less than $150,000) (the “Company Employment Agreements,” and (B) severance agreements, including without limitation, contracts to employ or terminate executive officers and other contracts with present officers or directors of the Company or that will result in the payment by, or the creation of any obligation to pay on behalf of the Company, the Surviving Corporation or Parent any severance, termination, “parachute payments” or other similar payments following termination of employment or otherwise as a result of the consummation of the transactions contemplated by this Agreement (the “Company Severance Agreements”);

(vi) any material joint venture or material partnership agreement to which the Company or any of the Company Subsidiaries is a party; and

(vii) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC).

3.12.2. Validity; Breaches.  The Company has made available to Parent true, complete and correct copies of each Company Material Contract.  Except as set forth in Section 3.12.2 of the Company Disclosure Schedule, each Company Material Contract is legally valid and binding on the Company and each Company Subsidiary party thereto and, to the Company’s knowledge, each other party thereto, except as may be limited by bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar Laws relating to or affecting the rights and remedies of creditors and by general principles of equity regardless of whether considered in a proceeding in equity or at law, concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which any proceeding therefor may be brought.  Except as would not reasonably be expected to have a Company Material Adverse Effect, the Company and each Company Subsidiary has performed all obligations required to be performed by it prior to the date hereof under each Company Material Contract.  To the Company’s knowledge and except as would not reasonably be expected to have a Company Material Adverse Effect, each other party to each Company Material Contract has performed all obligations required to be performed by it under such Company Material Contract prior to the date hereof.  None of the Company or any Company Subsidiary has received notice of any violation or default under (or any condition that with the passage of time or the giving of notice would cause such a violation of or default under) any Company Material Contract, except for violations or defaults that would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.13. Reinsurance Contracts.

3.13.1. Reinsurance Contracts; Recoverables.  The Company has made available to Parent true, complete and correct copies of all reinsurance agreements in force as of the date hereof and agreements for which there are (A) open claims or (B) other amounts due between the parties in excess of $200,000, pursuant to which the Company or any of the Company Insurance Subsidiaries has assumed from or ceded risk to third parties as of the date hereof (“Third Party Reinsurance Contracts”) and true, complete and correct copies of any reinsurance agreements with affiliates to which any of the Company Insurance Subsidiaries is a party (“Affiliate Reinsurance Contracts”).  All Third Party Reinsurance Contracts and Affiliate Reinsurance Contracts, without regard to the existence of open claims or amounts due between the parties, have, to the Company’s knowledge, been posted in the Company’s electronic data room hosted by Merrill DataSite relating to the transaction contemplated hereby.  Except as described on Section 3.13.1 of the Company Disclosure Schedule or as disclosed in the STAT Financial Statements, there are no amounts recoverable by the Company Insurance Subsidiaries under any of the Third Party Reinsurance Contracts or Affiliate Reinsurance Contracts (collectively, the “Existing Reinsurance Contracts”) that would be required to be disclosed in the STAT Financial Statements of the Company Insurance Subsidiaries and that are more than ninety (90) days past due or greater than $500,000 as of March 31, 2011.  Except as described on Section 3.13.1 of the Company Disclosure Schedule, neither the Company nor the Company Insurance Subsidiaries has received any written notice from any of the reinsurers party to the Existing Reinsurance Contracts that any amount in excess of $500,000 recoverable by the Company Insurance Subsidiaries pursuant to an Existing Reinsurance Contract is not fully collectible in due course.  Except as described on Section 3.13.1 of the Company Disclosure Schedule, no consent is required from any party to any Existing Reinsurance Contract that involves reinsurance recoverables in excess of $200,000 in connection with the transactions contemplated by this Agreement and none of the Existing Reinsurance Contracts contains any provision providing that the other party thereto may modify, amend, cancel, commute or terminate such Existing Reinsurance Contract as a result of the consummation of the transactions contemplated by this Agreement.

3.13.2. Certain Notices.  Except as set forth in Section 3.13.2 of the Company Disclosure Schedule, as of the date hereof, no reinsurer under any Third Party Reinsurance Contract has given any written notice to the Company or the Company Subsidiaries of termination with respect to any such arrangement.

3.13.3. No Defaults.  With respect to the Third Party Reinsurance Contracts, neither the Company nor the Company Subsidiaries, nor, to the knowledge of the Company, any other party thereto, is in material default under any such Third Party Reinsurance Contract.

Section 3.14. Litigation.  Except as set forth on Section 3.14 of the Company Disclosure Schedule, as of the date hereof, (i) there is no suit, claim, action, arbitration or proceeding (each, a “Legal Action”) pending or (except in respect of bad faith claims), to the knowledge of the Company, threatened, nor, to the knowledge of the Company, is there any investigation pending, in each case, against the Company or any Company Subsidiary or any of their respective properties or assets, other than any such Legal Action that (A) does not involve an amount in controversy in excess of $100,000 and (B) does not seek material injunctive or other material non-monetary relief, and (ii) none of the Company or any Company Subsidiary is subject to any outstanding judgment, order, writ, injunction or decree.  There is no Legal Action pending or (except in respect of bad faith claims), to the knowledge of Company, threatened, nor, to the knowledge of Company, is there any investigation pending, in each case, against the Company or any Company Subsidiary, which would reasonably be expected to have a Company Material Adverse Effect or would reasonably be expected to prevent consummation of the Merger.  Except as set forth in Section 3.14 of the Company Disclosure Schedule, as of the date hereof, there is no bad faith claim or class action pending or (with respect to class actions only), to the knowledge of the Company, threatened against the Company or any Company Subsidiary arising out of the Insurance Contracts.   As of the date hereof, to the knowledge of the Company, there are no SEC inquiries or investigations, other governmental inquiries or investigations or Company internal investigations pending or, to the knowledge of the Company, threatened, in each case regarding any accounting practices of the Company or any Company Subsidiaries or any malfeasance by any executive officer of the Company or any Company Subsidiary.

Section 3.15. Environmental Matters.

3.15.1. Compliance.  Except as has not had or would not reasonably be expected to have a Company Material Adverse Effect, each of the Company and each Company Subsidiary is in compliance with applicable Environmental Laws and hold all Environmental Permits necessary to conduct their current operations.

3.15.2. No Violations.  None of the Company or any Company Subsidiary has received any written notice, claim or notice of violation from any Governmental Authority alleging that the Company or any Company Subsidiary is in violation of, or liable under, any Environmental Law.

3.15.3. No Orders.  None of the Company or any Company Subsidiary has entered into or agreed to any consent decree or order or is subject to any judgment, decree or judicial order relating to compliance with Environmental Laws, Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials and, to the knowledge of the Company, no investigation, litigation or other proceeding is pending or threatened in writing with respect thereto.

3.15.4. Asbestos.  Without limiting the scope of any of the other disclosure requirements in this Section 3.15, prior to the date hereof, the Company has provided Parent with copies of (or otherwise provided the Parent with full access to) all studies, reports, files and records, in any form, relating to the existence of asbestos on any Owned Real Property or any leased real property of the Company or the Company Subsidiaries

(including without limitation all written communications with Governmental Authorities with respect to same).

Section 3.16. Intellectual Property.  Section 3.16 of the Company Disclosure Schedule sets forth a complete and accurate list of all material domestic and foreign Company and Company Subsidiary owned (A) patents and patent applications, (B) trademark and service mark registrations and applications for registration thereof, (C) copyright and mask work registrations and applications for registration thereof, and (D) internet domain name registrations.  Each of the Company and the Company Subsidiaries owns or possesses valid rights to use all Intellectual Property that is material to the conduct of the business of the Company and the Company Subsidiaries as currently conducted.  To the Company’s knowledge, the business of the Company and the Company Subsidiaries as currently conducted (including the use of the Intellectual Property) does not infringe, misappropriate, conflict with or otherwise violate any person’s Intellectual Property.  The Company has not received written notice of any claim that the business of the Company and the Company Subsidiaries as currently conducted (including the use of the Intellectual Property) infringes, misappropriates, conflicts with or otherwise violates any person’s Intellectual Property, and there is no such claim pending or, to the Company’s knowledge, threatened against any of the Company or the Company Subsidiaries.  To the Company’s knowledge, no third party is infringing, misappropriating, conflicting with or otherwise violating any material Intellectual Property owned by the Company or the Company Subsidiaries, and no such claims are pending or threatened against any person by any of the Company or the Company Subsidiaries.  All Intellectual Property owned by the Company or the Company Subsidiaries that is material to the conduct of their respective businesses is owned free and clear of all liens (other than licenses with third parties entered into in the ordinary course of business), except for Permitted Liens.

Section 3.17. Assets and Properties.

3.17.1. Owned Real Property; Real Property Leases.  Section 3.17.1 of the Company Disclosure Schedule contains a complete list of all real property in which the Company or any Company Subsidiary has a fee simple interest (“Owned Real Property”) or a leasehold interest.  Except as set forth in Section 3.17.1 of the Company Disclosure Schedule, each of the Company and the Company Subsidiaries has good and marketable fee simple title to, or a leasehold interest in, all of its Owned Real Property and leased real property, respectively (including all rights and privileges pertaining or relating thereto), free and clear of any and all liens except for Permitted Liens.  Each of the foregoing real property leases (i) constitutes a legally valid and binding obligation of the Company or Company Subsidiary party thereto and assuming such lease is a legally valid and binding obligation of, and enforceable against, the other parties thereto, is enforceable against the Company or the Company Subsidiary party thereto, in each case, except as may be limited by bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar Laws relating to or affecting the rights and remedies of creditors and by general principles of equity regardless of whether considered in a proceeding at law or in equity; and (ii) to the Company’s knowledge is a legally valid and binding obligation of the other parties thereto, except as may be limited by bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar Laws relating to or affecting the rights and remedies of creditors and by general principles of equity regardless of whether considered in a proceeding at law or in equity.  None of the Company or the Company Subsidiaries is in breach or default in any material respect under any such lease and, to the Company’s knowledge, none of the landlords or sublandlords under any such lease is in breach or default in any material respect of its obligations under such lease.  The Company and the Company Subsidiaries enjoy peaceful and undisturbed possession in all material respects under each such lease.  Copies of all such leases together with any amendments thereto have heretofore been made available to Parent.  There are no outstanding agreements, options, rights of first offer or rights of first refusal on the part of any party to purchase any Owned Real Property.  Each of the Company and the Company Subsidiaries has title to, or a valid leasehold interest in, as applicable, all personal property used in, and material to, their respective businesses free and clear of any and all liens, except for Permitted Liens.  Such personal property, Owned Real Property and leased property (taken as a whole) are in good operating condition and repair, ordinary wear and tear and deferred maintenance excepted, and except for such failures to be in good operating condition and repair that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect.

3.17.2. Certain Notices.  The Company has not been notified of any condemnation, expropriation or other proceeding in eminent domain, pending or, to the knowledge of the Company, threatened, affecting any parcel of the Owned Real Property or any portion thereof or interest therein.  Since December 31, 2010, the Company has not received any notice of any material tax assessment affecting any Owned Real Property.  Copies of all deeds, existing title insurance policies and surveys of or pertaining to the Owned Real Property in the Company’s possession or control as of the date of this Agreement have been made available to Parent.

Section 3.18. Taxes.

3.18.1. Tax Returns.  The Company and each Company Subsidiary has timely filed with the appropriate taxing authority all material Tax Returns required to be filed, taking into account any extensions of time within which to file such Tax Returns, and all such Tax Returns were complete and correct in all material respects.  All Taxes that are shown as due on such filed Tax Returns have been paid.  The Company’s most recent financial statements reflect an appropriate reserve (in accordance with GAAP) for all material Taxes payable by the Company and the Company Subsidiaries through the date of such financial statements. Neither the Company nor any of the Company Subsidiaries has incurred any material liability for Taxes since the date of the Company’s most recent financial statements outside the ordinary course of business or otherwise inconsistent with past practice.

3.18.2. Audits and Related Matters.  Except as set forth in Section 3.18.2 of the Company Disclosure Schedule, to the knowledge of the Company, as of the date hereof, (A) there are no audits or other proceedings pending with regard to any Taxes or Tax Returns of the Company or any Company Subsidiary; (B) neither the Company nor any Company Subsidiary has received a written notice or announcement of any audits or proceedings; and (C) neither the Company nor any Company Subsidiary has waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency for any open tax year.

3.18.3. Tax Liens.  There are no Tax liens upon any property or assets of the Company or any Company Subsidiary except liens for current Taxes not yet due and payable.

3.18.4. Affiliated Groups.  Neither the Company nor any Company Subsidiary has been a member of any affiliated group within the meaning of Section 1504(a) of the Code filing a consolidated income tax return or any similar return under state, local or foreign law (other than a group the common parent of which is the Company), or has any liability for the Taxes of any Person (other than the Company and the Company Subsidiaries) under Treasury Regulations Section 1.1502-6 or any similar provision of state, local or foreign law.

3.18.5. US Real Property Holding Corporation. Neither the Company nor any of its Subsidiaries has been a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(a) of the Code.

Section 3.19. Insurance Practices; Compliance With Laws.

3.19.1. Insurance Permits.  Each of the Company and the Company Insurance Subsidiaries is in possession of all authorizations, licenses, permits, certificates, approvals, exemptions, orders, registrations or clearances of any Governmental Authority required under applicable Laws respecting the business of insurance, including, without limitation, all certificates of authority held by the Company and the Company Insurance Subsidiaries (“Insurance Permits”), and Section 3.19.1 of the Company Disclosure Schedule sets forth a true, complete and correct list of all such Insurance Permits, including, without limitation, all certificates of authority required by each Company Insurance Subsidiary in order to conduct business as an insurer.  True and complete copies of all such Insurance Permits have been previously delivered to Parent.  The Company Insurance Subsidiaries are in compliance with all such Insurance Permits and all such Insurance Permits are valid and in full force and effect and none of the Company Insurance Subsidiaries is operating under any agreement or understanding with any Governmental Authority that restricts its authority to do business otherwise permitted by applicable Laws.  No investigation or proceeding is pending, or to the knowledge of Company, threatened, which would reasonably be expected to result in the revocation, amendment, failure to renew, limitation, modification, limitation or suspension of any such Insurance Permit.  None of the Insurance Permits owned or held by any of the Company Insurance Subsidiaries will be adversely affected by the transactions contemplated by this Agreement.

3.19.2. Affiliate Agreements.  The Company has made available to Parent true, complete and correct copies of all agreements between or among the Company and one or more Company Insurance Subsidiaries, and between or among the Company or any Company Insurance Subsidiary, on one hand, and an affiliate thereof, on the other (excluding officers and directors of the Company), and any amendments thereto, and each such affiliate agreement and any amendments thereto have been reported to and not disapproved by the applicable Governmental Authority if required by applicable Law.

3.19.3. Forms and Rates.  All Insurance Contracts and any and all marketing materials are, to the extent required under applicable Law, on forms approved by the applicable Governmental Authority that have been filed and, as appropriate, either approved or not objected to by such Governmental Authority within the period provided for objection (the “Forms”) and such Forms comply with the Laws applicable thereto in all material respects.  With respect to premium rates established by the Company Insurance Subsidiaries that are required to be filed with or approved by the applicable Governmental Authority, the rates have been so filed or approved, the premiums charged conform thereto, and such premiums comply with the Laws applicable thereto.  All Insurance Contracts comply with applicable Law and have been administered by the Company Insurance Subsidiaries in accordance with applicable Law in all material respects and the terms of the applicable Insurance Contracts, in each case, in all material respects.

3.19.4. Compliance.  The respective businesses of the Company and the Company Insurance Subsidiaries have been and are being conducted in compliance in all material respects with all Laws respecting the business of insurance and orders of all applicable Governmental Authorities, and all notices, reports, documents, statements, registrations, filings, submissions and other information required to be filed thereunder since January 1, 2007, including, without limitation, the STAT Financial Statements, reports of dividends and filings with Governmental Authorities respecting transactions with affiliates, were properly filed and were in material compliance with such Laws.  To the knowledge of Company, no material deficiencies have been asserted in writing by any Governmental Authority respecting any such notice, report, document, statement, registration, filing, submission or other information so filed.  None of the Company Insurance Subsidiaries is a “commercially domiciled insurer” under the Laws of any jurisdiction or is otherwise treated as domiciled in a jurisdiction other than its jurisdiction of organization.

3.19.5. Marketing.  Each of the Company and the Company Insurance Subsidiaries has marketed, sold and issued insurance products in compliance in all material respects with all applicable Laws respecting the business of insurance and any market conduct recommendations resulting from market conduct examinations by any Governmental Authority in the respective jurisdictions in which such products have been sold, including, without limitation, in compliance in all material respects with all applicable Laws respecting the business of insurance relating to (i) the disclosure of the nature of insurance products as policies of insurance and (ii) the underwriting, marketing, sale and issuance of, or refusal to sell, any insurance product to insureds or potential insureds of any race, color, creed or national origin.  None of the Company Insurance Subsidiaries is subject to any market conduct claim or complaint with respect to any insurance products that any such person has marketed, sold, issued or adjusted claims thereunder and, to the knowledge of Company, there are no facts or circumstances relating to the Company Insurance Subsidiaries that could reasonably be expected to give rise to a market conduct claim relating to any insurance products that any such person has marketed, sold, issued or adjusted claims thereunder.

3.19.6. Reserves.  The reserves, and other liability amounts required by Statutory Accounting Principles to be determined using actuarial methods, of each of the Company Insurance Subsidiaries reflected in the STAT Financial Statements were determined in accordance with commonly accepted actuarial methods and standards, consistently applied  (it being understood by Parent and Merger Sub that the representations made in Sections 3.7.2, 3.7.3, 3.7.4, and 3.7.5 and this Section 3.19.6 do not constitute a guarantee that such reserves or liabilities will ultimately prove sufficient or adequate for the purposes for which they were established or that reinsurance recoverables taken into account in determining the amount of liability will be collectible).  The reserves of each of the Company Insurance Subsidiaries reflected in the STAT Financial Statements: (i) were determined in accordance with commonly accepted actuarial standards and were fairly stated in accordance with sound actuarial principles; (ii) were based on actuarial assumptions that produce reserves at least as great as those called for in any contract provision applicable to the reserves of the Company Insurance Subsidiaries as to reserve basis and method and are in accordance with all other contract provisions to which any of the company or the Company Insurance Subsidiaries is subject; (iii) met, in all material respects, the requirements of the Laws and regulations of its state of domicile and each state in which it is admitted as an insurer and were at least as great as the minimum aggregate amount required by such Laws; and (iv) were computed on the basis of assumptions consistent with those used in computing the corresponding items in the STAT Financial Statements of the preceding year-end.

3.19.7. Reports of Examination.  The Company has made available to Parent with respect to the Company Insurance Subsidiaries any reports of examination (including, without limitation, financial, underwriting, claims, market conduct and similar examinations) issued (whether in draft, preliminary or final form) by any Governmental Authority since January 1, 2007.  The deficiencies or violations, if any, noted in the examination reports described above have been resolved to the satisfaction of the Governmental Authority that noted such deficiencies or violations.  No examination of the Company Insurance Subsidiaries by any Governmental Authority is currently pending or in progress.

3.19.8. Certain Notices.  Except as set forth in Section 3.19.8 of the Company Disclosure Schedule, since December 31, 2008, neither the Company nor any of the Company Insurance Subsidiaries has received written notice from a Governmental Authority that could reasonably be expected to give rise to an enforcement action against a Company Insurance Subsidiary by a Governmental Authority.

3.19.9. Benefits.  Except as set forth in Section 3.19.9 of the Company Disclosure Schedule, all Insurance Contract benefits payable by or on behalf of the Company Insurance Subsidiaries have in all material respects been paid in accordance with the terms of the Insurance Contracts under which they arose, except for such exceptions for which a Company Insurance Subsidiary has a reasonable basis to believe that there is a reasonable basis to contest payment.

3.19.10. No Restrictions on Operations.  No Company Insurance Subsidiary is subject to any orders, requirements, undertakings, commitments, consent decrees, settlements or stipulations from or with any state insurance regulatory authorities that would subject a Company Insurance Subsidiary to any material restrictions or limitations on its business or operations (except pursuant to Law).

Section 3.20. Vote Required.  The affirmative vote of the holders of a majority in voting power of the outstanding shares of Company Common Stock (the “Required Company Shareholders”), is necessary to adopt this Agreement.  The affirmative vote of the Required Company Shareholders is the only vote of the holders of any class or series of capital stock or other Equity Interests of the Company necessary to adopt this Agreement, and to consummate the transactions contemplated hereby.

Section 3.21. Brokers.  Except as set forth in Section 3.21 of the Company Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger, this Agreement or the transactions contemplated herein based upon arrangements made by or on behalf of the Company.

Section 3.22. Opinion of Financial Advisor.  On or prior to the date hereof, the Company Board has received the opinion of Sandler O’Neill & Partners, LP, financial advisor to the Company Board, to the effect that, as of the date of such opinion, the Merger Consideration is fair, from a financial point of view, to the holders of outstanding shares of Company Common Stock, and as of the date of this Agreement, such opinion has not been withdrawn, revoked or modified.

Section 3.23. Insurance Policies.  Section 3.23 of the Company Disclosure Schedule sets forth (i) a true and complete list of all insurance policies (other than reinsurance policies) currently in force to which the Company or any Company Subsidiary is a beneficiary or named insured and (ii) any claims made thereunder or made under any other such insurance policy within the past three years.  True and complete copies of all such policies have been made available to Parent.  All premiums due on such policies have been paid, and the Company and each Company Subsidiary is otherwise in compliance with the terms of such policies in all material respects.  To the Company’s knowledge, neither the Company nor any Company Subsidiary has failed to give any notice or present any claim under any such policy in a timely fashion.

Section 3.24. Insurance Producers.

3.24.1. Producers.  Section 3.24.1 of the Company Disclosure Schedule identifies, separately for each of the Company Insurance Subsidiaries, the top 20 (by dollar amount of premiums sold) insurance agencies, insurance agents, insurance brokers, wholesalers, managing general agents or other insurance producers that produce Insurance Contracts on behalf of each such Company Insurance Subsidiary for the year ended December 31, 2010 (collectively, the “Producers”).  The top 20 Producers from January 1, 2011 through the date hereof, for each of First Professionals Insurance Company, Inc. and Anesthesiologists Professional Assurance Company, are the same as those set forth in Section 3.24.1 of the Company Disclosure Schedule for the year ended December 31, 2010.  The Company has delivered to Parent true, complete and correct copies of all contracts and agreements between each Producer, on the one hand, and the Company or any Company Subsidiary, on the other hand, and all such contracts have been duly executed by the parties thereto.  Except as set forth in Section 3.24.1 of the Company Disclosure Schedule, to the Company’s knowledge, at the time any such Producer wrote, sold or produced business, or performed such other act on behalf of a Company Subsidiary that required a license from a Governmental Authority, such Producer was duly licensed and appointed (where required) in the particular jurisdiction in which the Producer produced or serviced such business.

3.24.2. No 18 USC §1033(e)(2) Filings.  Except as set forth in Section 3.24.2 of the Company Disclosure Schedule, since January 1, 2007, none of the Company Subsidiaries has made a filing with any Governmental Authority seeking an exemption under 18 USC § 1033(e)(2) with respect to any Producer.

3.24.3. Continuation of Relationships.  Since January 1, 2010 through the date of this Agreement, no Producer has (A) indicated in writing, or otherwise to the knowledge of Company has indicated, to the Company or any Company Subsidiary that such Producer will be unable or unwilling to continue its relationship as a Producer with any of the Company Subsidiaries or, (B) to the knowledge of the Company, threatened to terminate its relationship as a Producer with any of the Company Subsidiaries subsequent to any merger or other acquisition of any Company Subsidiary.

3.24.4. Producer Compensation.  Since January 1, 2009, none of the Company Subsidiaries compensates or has compensated its Producers or any other intermediaries related to the Insurance Contracts using any method other than calculating such compensation as a straight percentage of premium.

Section 3.25. Interested Party Transactions.  Except as set forth in the Company SEC Filings prior to the date hereof, since January 1, 2011, neither the Company nor any of the Company Subsidiaries is a party to any agreement or arrangement, and no event has occurred as of the date of this Agreement, that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC.

Section 3.26. Investments.

3.26.1. Investment Assets.  All securities and investment assets (the “Investment Assets”) held by the Company and each Subsidiary are permissible investments under all applicable Laws.  The Company has made available to Parent prior to the date hereof a copy of the investment policies of the Company and the Company Subsidiaries as of December 31, 2010.  As of the date hereof, there has been no material change in investment policy of the Company or any Company Subsidiaries or in the composition of such investments since December 31, 2010.

3.26.2. Swaps, Caps, etc.  All interest rate swaps, caps, floors and option agreements and other interest rate risk management arrangements entered into for the account of the Company or any Company Subsidiary were entered into in the ordinary course of business and, to the knowledge of the Company, in accordance with applicable rules, regulations and policies of any Governmental Authority.

3.26.3. Funding Obligations.  Except as set forth in Section 3.26.3 of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary has any funding obligations of any kind, or obligation to make any additional advances or investments (including any obligation relating to any currency or interest rate swap, hedge or similar arrangement), in respect of any of the Investment Assets.

3.26.4. Investment Company Matters.  Neither the Company nor any Company Subsidiary has agreed or otherwise committed to invest in, lend money to, or guarantee any obligations of, any “investment company,” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended, the Investment Advisers Act of 1940, as amended, and the rules and regulations of the SEC thereunder (any of the foregoing, an “Investment Company”) or in any private investment company or hedge fund.

Section 3.27. No Investment Company.  Neither the Company nor any Company Subsidiary is an Investment Company.

Section 3.28. No Broker/Dealer Operations.  Neither the Company nor any Company Subsidiary conducts any operations that would require the Company or any Company Subsidiary to be registered as a broker-dealer with any Governmental Authority.

Section 3.29. No Limitations on Dividends.  Except as set forth in Section 3.29 of the Company Disclosure Schedule, the ability of any Company Subsidiary to pay dividends or make distributions with respect to its capital stock is not restricted or limited in any manner, whether by contract or otherwise, except pursuant to Law.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub hereby jointly and severally represent and warrant to the Company as follows:

Section 4.1. Organization and Qualification; Subsidiaries.  Parent is an inter-insurance exchange duly organized, validly existing and in good standing under the Laws of the State of California.  Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the State of Florida.  Each of Parent and Merger Sub has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.  Each of Parent and Merger Sub is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that would not reasonably be expected to have a Parent Material Adverse Effect or otherwise prevent or delay (beyond the Outside Date) consummation of the Merger.

Section 4.2. Authority.  Each of Parent and Merger Sub has requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement to be consummated by it.  The execution and delivery of this Agreement by each of Parent and Merger Sub, as applicable, and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or the Merger or to consummate the transactions contemplated hereby.  This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery by the Company, constitutes a legally valid and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar Laws relating to or affecting the rights and remedies of creditors and by general principles of equity regardless of whether enforcement is considered in a proceeding in equity or at law, concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which any proceeding therefore may be brought.

Section 4.3. No Conflict; Required Filings and Consents.

4.3.1. No Conflicts.  The execution and delivery of this Agreement does not, and the performance of this Agreement and the consummation of the Merger and the other transactions contemplated hereby will not (A) conflict with or violate any provision of Parent’s organizational documents, Merger Sub’s articles of incorporation or Merger Sub’s By-laws, (B) assuming that all consents, approvals, authorizations and permits described in Section 4.3.2 have been obtained and all filings and notifications described in Section 4.3.2 have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to Parent or Merger Sub or any other subsidiary of Parent (each a “Parent Subsidiary” and, collectively, the “Parent Subsidiaries”) or by which any property or asset of Parent, Merger Sub or any Parent Subsidiary is bound or (C) require any consent or approval under, result in any breach of, or any loss of or any benefit under, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any right of termination, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of Parent, Merger Sub or any Parent Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, Parent Permit or other legally binding obligation to which Parent, Merger Sub or any Parent Subsidiary is party, except, as to clauses (B) and (C), respectively, for any such conflicts, violations, breaches, defaults or other occurrences that would not reasonably be expected to have a Parent Material Adverse Effect or otherwise prevent or delay (beyond the Outside Date) consummation of the Merger.

4.3.2. Consents.  The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (A) (i) as may be required under the Exchange Act and the HSR Act, (ii) the filing and recordation of the Articles of Merger as required by the FBCA, (iii) the filing of a Form A Information Statement (“Form A”) with, and receipt of the approval of, the insurance regulatory authorities of the States of Florida, Missouri and Texas, and (iv) the filing of pre-Merger notice filings (each, a “Form E”) with, and receipt of the approval of, the insurance regulatory authorities of the States of Arkansas and Georgia and (B) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not reasonably be expected to have a Parent Material Adverse Effect or otherwise prevent or delay (beyond the Outside Date) consummation of the Merger.

Section 4.4. Disclosure Documents.

4.4.1. Other Filings.  Any Other Filing and any amendments or supplements thereto, that Parent is responsible for filing at (A) the time such Other Filing (or any amendment thereof or supplement thereto) is first made publicly available to the shareholders of the Company, and (B) the time of the Company Shareholders’ Meeting, as applicable, will comply as to form in all material respects with the applicable requirements of the Exchange Act and other applicable Law.

4.4.2. Parent Information.  The Proxy Statement or any Other Filing, or amendments or supplements thereto, that the Company is responsible for filing, insofar as it reflects information supplied by Parent or Merger Sub for use therein, at (A) the time the Proxy Statement or Other Filing (or any amendment thereof or supplement thereto) is first made publicly available to the shareholders of the Company, and (B) the time of the Company Shareholders’ Meeting, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not materially misleading.

4.4.3. Company Information.  The representations and warranties contained in this Section 4.4 will not apply to failure of any Other Filing to comply as to form as a result of, or statements or omissions included in any Other Filings based upon, information supplied to Parent or Merger Sub by the Company or the Company Subsidiaries.

Section 4.5. Litigation.  As of the date of this Agreement, there is no suit, claim, action or proceeding pending or, to the knowledge of Parent, threatened, nor, to the knowledge of Parent, is there any investigation pending, in each case, against Parent or any Parent Subsidiary, and none of Parent or any Parent Subsidiary is subject to any outstanding order, writ, injunction or decree, in each case, that has had a Parent Material Adverse Effect or would reasonably be expected to prevent consummation of the Merger.

Section 4.6. Ownership of Merger Sub; No Prior Activities.

4.6.1. Formation.  Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement.

4.6.2. Ownership.  All of the outstanding capital stock of Merger Sub is owned directly by Parent.  There are no options, warrants or other rights (including registration rights), agreements, arrangements or commitments to which Merger Sub is a party of any character relating to the issued or unissued capital stock of, or other Equity Interests in, Merger Sub or obligating Merger Sub to grant, issue or sell any shares of the capital stock of, or other Equity Interests in, Merger Sub, by sale, lease, license or otherwise.  There are no obligations, contingent or otherwise, of Merger Sub to repurchase, redeem or otherwise acquire any shares of the capital stock of Merger Sub.

4.6.3. Obligations and Operations.  Except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement, Merger Sub has not and will not have incurred, directly or indirectly, through any subsidiary or affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any person.

Section 4.7. Vote Required.  No vote of the holders of any class or series of capital stock or other Equity Interests of Parent is necessary to adopt this Agreement, or to consummate the transactions contemplated hereby.

Section 4.8. Brokers.  No broker, finder or investment banker (other than Macquarie Capital Advisors) is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of Parent.

Section 4.9. Financing.  (A) Parent has as of the date of this Agreement, and shall have at the Closing, available cash sufficient to enable Parent to pay the Merger Consideration and, subject to the satisfaction or waiver of the conditions to its obligations hereunder, will use such cash to consummate the transactions contemplated by this Agreement.  (B) Parent is not required to cause any Parent Subsidiary to pay it a dividend in order to fund the Merger Consideration.

Section 4.10. Arrangements with Company Personnel and Shareholders.

4.10.1. Company Personnel.  Except as expressly contemplated by this Agreement, as of the date hereof, none of Parent, Merger Sub nor any of their affiliates has entered into any contract, agreement, arrangement or understanding (in each case, whether oral or written), or authorized, committed or agreed to enter into any agreement, arrangement or understanding (in each case, whether oral or written) with any of the officers or directors  of the Company or any Company Subsidiary that is currently in effect or that would become effective in the future (upon consummation of the Merger or otherwise).

4.10.2. Shareholders.  As of the date of this Agreement, none of Parent, Merger Sub nor any their affiliates has entered into any contract, agreement, arrangement or understanding (in each case, whether oral or written), or authorized, committed or agreed to enter into any agreement, arrangement or understanding (in each case, whether oral or written), pursuant to which any shareholder of the Company would be entitled to receive consideration of a different amount or nature than the Merger Consideration or pursuant to which any shareholder of the Company agrees to vote to adopt this Agreement or the Merger or agrees to vote against any Superior Proposal.

Section 4.11. Ownership of Company Common Stock.  None of Parent, Merger Sub nor any Parent Subsidiary is an “interested shareholder” of the Company as defined in Section 607.0901 of the FBCA.  None of Parent, Merger Sub nor any Parent Subsidiary owns (directly or indirectly, beneficially or of record) or is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, any shares of capital stock of the Company (other than as contemplated by this Agreement).

Section 4.12. Compliance.  Parent’s business has been and is being conducted in compliance in all material respects with all Laws respecting the business of insurance and, to the knowledge of Parent, there are no investigations pending or threatened by any Governmental Authority, except for such noncompliance or investigations as would not reasonably be expected, individually or in the aggregate, to prevent the consummation of the Merger.

ARTICLE 5

COVENANTS

Section 5.1. Conduct of Business by the Company Pending the Closing.  The Company agrees that, between the date of this Agreement and the Effective Time, except as set forth in Section 5.1 of the Company Disclosure Schedule and as expressly permitted or contemplated by any other provision of this Agreement or as required by applicable Law or the regulations or requirements of Nasdaq, unless Parent shall otherwise agree in writing (which agreement shall not be unreasonably withheld, delayed or conditioned), the Company shall, and shall cause each Company Subsidiary to, (A) conduct its operations in the ordinary course of business substantially consistent with past practice (including with respect to underwriting matters), (B) use its commercially reasonable efforts to maintain its relationships with officers, key employees, Producers and customers and to renew policies with current insureds substantially consistent with past practice and (C) use its commercially reasonable efforts to preserve substantially intact its business organization and goodwill.  Without limiting the foregoing, except as set forth in Section 5.1 of the Company Disclosure Schedule, as expressly permitted or contemplated by any other provision of this Agreement or as required by applicable Law or the regulations or requirements of Nasdaq, the Company shall not, and shall not permit any Company Subsidiary to, between the date of this Agreement and the Effective Time, directly or indirectly, do, or agree to do, any of the following without the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned):

(i) amend its articles of incorporation or By-laws or equivalent organizational documents;

(ii) (A) issue or authorize the issuance of any shares of capital stock of, or other Equity Interests in, the Company or any Company Subsidiary of any class, or securities convertible or exchangeable or exercisable for any shares of such capital stock or other Equity Interests, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or other Equity Interests or such convertible or exchangeable securities of the Company or any Company Subsidiary, other than the issuance of Company Common Stock in accordance with the terms of Company Equity Awards outstanding on the date hereof, or (B) sell, pledge, dispose of, transfer, lease, license, guarantee or encumber, or authorize the sale, pledge, disposition, transfer, lease, license, guarantee or encumbrance of, any material property or assets of the Company or any Company Subsidiary, except pursuant to contracts or commitments or the sale or purchase of goods, other property, assets or insurance in the ordinary course of business substantially consistent with past practice;

(iii) materially change its investment portfolio management practices or acquire or sell material Investment Assets, except in the ordinary course of business consistent with past practices and except that the Company may sell any or all of the

206,847 shares of Vanguard High Dividend Yield Index ETF (Ticker: VYM) owned by the Company on the date hereof;

(iv) declare, set aside, make or pay any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any of its capital stock (other than dividends paid by (i) First Professionals Insurance Company, Inc. to the Company not in excess of $100,000, (ii) a Company Subsidiary (other than a Company Insurance Subsidiary) to the Company or (iii) a Company Insurance Subsidiary to another Company Insurance Subsidiary to the extent such dividend may be made without regulatory approval) or enter into any agreement with respect to the voting of its capital stock;

(v) other than cashless exercises of Company Options, reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock, other Equity Interests or other securities;

(vi) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets) any interest in any person or all or substantially all of the assets of any person, other than in connection with investment management in the ordinary course of business;

(vii) make any material change in accounting policies or procedures (including making any material change in actuarial policies or procedures or ceasing to use a third party consulting actuary), except as required by GAAP, Statutory Accounting Principles, by applicable Law or by a Governmental Authority;

(viii) (A) make, change or revoke any material election in respect of Taxes, (B) adopt or change any material accounting method in respect of Taxes, (C) enter into any material Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or closing agreement, (D) settle or compromise any material claim, notice, audit report or assessment in respect of Taxes or (E) surrender any right to claim a material refund of Taxes;

(ix) enter into, amend, renew or exercise any option to terminate or extend, in each case in any material respect, any material real estate lease (as lessor or lessee); enter into, amend or terminate, in each case in any material respect, any Company Material Contract to which it is a party or by or to which it or its assets, properties or business are bound or subject, except as otherwise permitted by this Section 5.1 or in the ordinary course of business substantially consistent with past practice; or enter into or amend any Company Material Contract pursuant to which it agrees to refrain from competing with any third party;

(x) other than as required by any judgment, order or arbitral award, enter into any agreement relating to the commutation of any assumed reinsurance program or assumed reinsurance treaty existing on the date hereof;

(xi) renew its ceded reinsurance program other than in the ordinary course of business substantially consistent with past practice;

(xii) except pursuant to the Company’s 2011 budget, a true, complete and accurate copy of which has been furnished to Parent prior to the date hereof, make any capital expenditures or commitment for any capital expenditures in excess of $100,000 in the aggregate;

(xiii) settle any action, suit or other proceeding or investigation or threatened action, suit or other proceeding or investigation, except in the ordinary course of business substantially consistent with past practice;

(xiv) incur any Indebtedness in excess of $1,000,000 in the aggregate;

(xv) enter into any new line of business;

(xvi) make any material loan or advance to, guarantee any Indebtedness of, or otherwise incur Indebtedness on behalf of any third party, other than in the ordinary course of business consistent with past practice;

(xvii) except as set forth in Section 5.10 and as described on Section 5.1 of the Company Disclosure Schedule (i) grant or pay any increase, or announce or promise any increase, in the wages, salaries, compensation, bonuses, incentives, equity awards, severance, pension or other direct or indirect compensation or benefits payable to any of its employees, officers, directors, any affiliates of officers or directors, or service providers (other than commercially reasonable increases to non-affiliated service providers in the ordinary course of business), or (ii) establish, increase or promise to increase any benefits under any Company Benefit Plan, in either case except (A) as required by the terms of any Company Benefit Plan in existence on the date hereof, or any law, rule or regulation, and (B) the payment of accrued but unpaid bonuses under existing agreements in the ordinary course of business and consistent with past practice;

(xviii) fail to file any Company SEC Filing other than (i) any report filed after the applicable deadline in accordance with Rule 12b-25 of the Exchange Act that has been filed within the time period prescribed by that rule; and (ii) with respect to any matter that is required to be reported solely pursuant to Item 1.01, 1.02, 2.03, 2.04, 2.05, 2.06, 4.02(a) or 5.02(e) of Form 8-K and that is reported in the next periodic report on Form 10-Q or Form 10-K required to be filed after the event giving rise to the requirement to report under such item;

(xix) enter into any new or amend any existing employment, severance, retention, change in control or indemnification agreement with any of its past or present officers, directors or employees, (ii) promote any officers or employees, except in the ordinary course of business consistent with past practice or (iii) amend any existing non-competition agreement;

(xx) make any material change in the business or its reinsurance structure, or Insurance Contracts, rates, underwriting practices and procedures or marketing methods;

(xxi)   abandon, encumber, convey title (in whole or in part), exclusively license or grant any right or other licenses in or to Intellectual Property owned by the Company;

(xxii) enter into any agreement or arrangement that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC; or

(xxiii) authorize or enter into any agreement or otherwise make any commitment to do any of the foregoing.

Section 5.2. Cooperation.

5.2.1. Proxy Statement; Other Filings; Nasdaq.  The Company and Parent shall coordinate and cooperate in connection with (A) the preparation of the Proxy Statement and any Other Filings, (B) determining whether any action by or in respect of, or filing with, any Governmental Authority is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any Company Material Contracts in connection with the consummation of the Merger and (C) seeking to obtain any such actions, consents, approvals or waivers or making any such filings required in connection therewith or with the Proxy Statement or any Other Filings; provided, however, that except as expressly provided in Article 6 , no such actions, consents, approvals, waivers or filings shall constitute conditions to Closing and the Company shall not be obligated to offer any payment or other concession in connection with any consent under any Company Material Contract.  Prior to the Effective Time, the Company shall cooperate with Parent and use commercially reasonable efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and rules and policies of Nasdaq to enable the de-listing by the Surviving Corporation of the Company Common Stock from Nasdaq and the deregistration of the Company Common Stock under the Exchange Act promptly after the Effective Time.

5.2.2. Transition.  Prior to the Closing, the Company shall, and shall cause its officers to, cooperate with the reasonable requests of Parent in preparing for the transition of the Company at Closing, including without limitation, arranging and participating in introductory meetings with Parent and (A) insureds, (B) medical societies, (C) agents and brokers and (D) regulators.

5.2.3. Integration.  Prior to the Closing, and subject to limitations imposed by applicable Law, the Company shall cooperate with the reasonable requests of Parent to facilitate transition and integration activities in all areas, including without limitation operating processes, telecommunications and systems.

Section 5.3. Proxy Statement.

5.3.1. Proxy Statement.  As promptly as practicable after the execution of this Agreement, the Company shall prepare and file with the SEC a proxy statement relating to the Company Shareholders’ Meeting (together with any amendments thereof or supplements thereto, the “Proxy Statement”).  In addition, each of the Company and Parent shall prepare and file with the SEC any Other Filings as and when required or requested by the SEC.  Each of the Company and Parent shall use reasonable efforts to respond to any comments made by the SEC with respect to the Proxy Statement and any Other Filings.  Each of the Company and Parent shall furnish all information concerning it and the holders of its capital stock as the other party may reasonably request in connection with such actions and the preparation of the Proxy Statement and any Other Filings.  As promptly as reasonably practicable, the Company shall mail the Proxy Statement to its shareholders.  Subject to Section 5.6, the Proxy Statement shall include the unanimous recommendation of all members of the Company Board that adoption of this Agreement by the Company’s shareholders is advisable and that the Company Board has determined that the Merger is fair to and in the best interests of the Company’s shareholders (the “Company Recommendation”).  Subject to applicable Law, the Company shall provide Parent with the opportunity to review the Proxy Statement and any Other Filings that relate to the transactions contemplated hereby and consider any comments Parent has on such filings in good faith prior to the filing thereof with the SEC (other than the Proxy Statement and any Other Filing to the extent announcing any action taken by the Company pursuant to, or as permitted by, Section 5.6).  Except with respect to the Proxy Statement and any Other Filing to the extent announcing any action taken by the Company pursuant to, or as permitted by Section 5.6, the Company and Parent each shall advise the other promptly after it receives notice of any request by the SEC for amendment of the Proxy Statement or any Other Filings or comments thereon and responses thereto or requests by the SEC for additional information.

5.3.2. Certain Notices.  Parent shall promptly inform the Company if, at any time prior to the Effective Time, any event or circumstance relating to Parent, any Parent Subsidiary or Merger Sub, or any of their respective officers or directors, should be discovered by Parent and should be set forth in an amendment or a supplement to the Proxy Statement or any Other Filing.  The Company shall promptly inform Parent if, at any time prior to the Effective Time, any event or circumstance relating to the Company or any Company Subsidiary, or any of their respective officers or directors, should be discovered by the Company and should be set forth in an amendment or a supplement to the Proxy Statement or any Other Filing.

Section 5.4. Company Shareholders’ Meeting; Consent of Parent as Sole Shareholder of Merger Sub.

5.4.1. Company Shareholders’ Meeting.  As promptly as reasonably practicable after the date hereof, the Company shall establish a record date for, duly call, give notice of, convene and hold a meeting of its shareholders (including any adjournments thereof, the “Company Shareholders’ Meeting”) for the purpose of voting upon the adoption of this Agreement.  Subject to Section 5.6, the Company shall (i) include the Company Recommendation in the Proxy Statement, and (ii) use commercially reasonable efforts to solicit from its shareholders proxies in favor of this Agreement and the transactions contemplated hereby.  The Company shall keep Parent updated with respect to proxy solicitation results as reasonably requested by Parent.  Notwithstanding anything to the contrary in this Section 5.4.1, at any time prior to the Company Shareholders’ Meeting and subject to compliance with Section 5.6, the Company may adjourn or postpone the Company Shareholders’ Meeting in response to an Acquisition Proposal if the Company Board determines in good faith (after consultation with outside counsel) that there is a reasonable likelihood that such Acquisition Proposal will lead to a Superior Proposal.

5.4.2. Parent Consent.  Parent, as sole shareholder of Merger Sub, shall prepare, execute and deliver to Merger Sub, a copy of which shall be provided to the Company, a written consent to adopt this Agreement immediately after execution of this Agreement.  Parent shall cause Merger Sub (i) to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement, and (ii) prior to the Effective Time, not to conduct any business or activities, not to make any investments other than as specifically contemplated by this Agreement, and not to incur or guarantee any Indebtedness.

Section 5.5. Access to Information; Confidentiality.

5.5.1. Confidentiality; Access.  Except as required pursuant to any confidentiality agreement or similar agreement or arrangement to which the Company or any Company Subsidiary is a party, and subject to applicable Law, from the date of this Agreement to the Effective Time, the Company shall, and shall cause each Company Subsidiary to: (A) provide to Parent and Merger Sub and their respective officers, directors, employees, accountants, consultants, legal counsel, advisors, agents and other representatives (collectively, “Parent Representatives”), upon reasonable prior notice to the Company, reasonable access during normal business hours to the officers of the Company and the Company Subsidiaries and to the books and records thereof and (B) furnish promptly such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of the Company and the Company Subsidiaries as Parent or the Parent Representatives may reasonably request; provided, however, that any such access shall be conducted at a reasonable time, upon reasonable advance notice to the Company and in such a manner as not to interfere unreasonably with the operation of any business conducted by the Company or any Company Subsidiary; provided further, that the Company shall not be required to (or cause any Company Subsidiary to) so afford such access or furnish such information to the extent that doing so would result in the loss of attorney-client privilege (it being agreed that the Company shall use commercially reasonable efforts to cause such information to be provided in a manner that would not result in such jeopardy or contravention).  No investigation shall affect the Company’s representations and warranties contained herein, or limit or otherwise affect the remedies available to Parent or Merger Sub pursuant to this Agreement.

5.5.2. Confidentiality Agreement.  With respect to the information disclosed pursuant to Section 5.5.1, the parties shall comply with, and cause their respective representatives to comply with, all of their obligations under the letter agreement, dated as of March 2, 2011, entered into by the Company and Parent (as has been or may be amended from time to time, the “Confidentiality Agreement”).

5.5.3. The Company shall provide Parent with (i) copies of all internal quarterly financial packages and related internal actuarial analyses prepared by or for the Company after the date hereof within two (2) days of final reporting packages becoming available and (ii) monthly updates regarding any new ECO/XPL claims or any significant developments in the Company’s ECO/XPL claims as of the Effective Time.

Section 5.6. Acquisition Proposals.

5.6.1. No Solicitation.  Subject to Section 5.6.2, from the date of this Agreement until the Effective Time, the Company agrees that it shall not, and shall not authorize any Company Subsidiary or any of the respective directors, officers, employees, accountants, consultants, legal counsel, advisors, agents and other representatives of the Company or any Company Subsidiary (collectively, “Company Representatives”) to, directly or indirectly, take any action to (A) solicit, initiate or knowingly facilitate any Acquisition Proposal or any proposal that is reasonably likely to lead to an Acquisition Proposal, (B) participate in any way in discussions or negotiations with, or furnish any non-public information to, any person that has made an Acquisition Proposal, (C) withdraw, modify, amend or materially qualify the Company Recommendation in a manner adverse to Parent, (D) other than the Merger, approve or recommend any Acquisition Proposal, or (E) enter into any agreement, letter of intent or term sheet with respect to any Acquisition Proposal (each a “Company Acquisition Agreement”).  Subject to Section 5.6.2, neither the Company Board nor any committee thereof shall fail to recommend against acceptance of any tender offer or exchange offer for the shares of Company Common Stock within ten (10) Business Days after the commencement of such offer, or make any public statement inconsistent with the Company Recommendation, or resolve or agree to take any of the foregoing actions.  On the date of this Agreement, the Company shall immediately cease and cause to be terminated any negotiations with any person conducted theretofore by the Company, the Company Subsidiaries or any Company Representative with respect to any Acquisition Proposal, and shall use (and shall cause the Company Representatives to use) commercially reasonable efforts to require other parties thereto to promptly return or destroy any confidential information previously furnished by the Company, the Company Subsidiaries or the Company Representatives thereunder.

5.6.2. Permitted Actions; Fiduciary Out.  Notwithstanding anything to the contrary contained in Section 5.6.1, at any time prior to obtaining the adoption of this Agreement by the Required Company Shareholders, the Company shall be permitted to:

(i) take, and disclose to the Company’s shareholders, a position with respect to any tender or exchange offer by a third party or amend or withdraw such a position in accordance with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act;

(ii) if the Company has received an unsolicited Acquisition Proposal from a third party and the Company Board determines in good faith (after consultation with its independent financial advisor and outside counsel) that such Acquisition Proposal constitutes a Superior Proposal, so long as the Company is in compliance with Section 5.6.1 other than as specifically permitted by this Section 5.6.2, effect a change in the Company Recommendation, approve and recommend such Superior Proposal or enter into an agreement with respect to such Superior Proposal;

(iii) effect a change in the Company Recommendation if the Company Board determines in good faith (after consultation with outside counsel) that failure to do so would be inconsistent with its fiduciary duties to the shareholders of the Company under applicable Law; or

(iv) so long as the Company is in compliance with Section 5.6.1(A) and the last sentence of Section 5.6.1, participate in any discussions or negotiations (including, as a part thereof, making counterproposals) with, or provide any non-public information to, any person in response to an unsolicited Acquisition Proposal by any such person, pursuant to a confidentiality agreement containing confidentiality provisions substantially similar to those set forth in the Confidentiality Agreement (it being understood and agreed that such confidentiality agreement need not restrict the making of Acquisition Proposals), if the Company Board determines in good faith (after consultation with its independent financial advisor and outside counsel) that there is a reasonable likelihood that such Acquisition Proposal will lead to a Superior Proposal; provided, that the Company shall notify Parent in writing of such determination and its intention to participate in discussions or negotiations with, or provide non-public information to, any person in response to an Acquisition Proposal;

provided, however, that with respect to clauses (ii) or (iii) above, the Company Board shall not take any action until after the third Business Day following Parent’s receipt of written notice from the Company advising Parent that the Company Board intends to take such action and specifying the reasons therefor, including (if such proposed action is in connection with receipt of a Superior Proposal) the material terms and conditions of such Superior Proposal and a copy of the most current version of the proposed agreement (which version shall be updated on a prompt basis) and the identity of the third party making such Superior Proposal (it being understood and agreed that, (A) prior to taking any such action, the Company shall discuss with Parent and consider in good faith any changes to the terms of this Agreement proposed by Parent in response to such Superior Proposal or otherwise and (B) any amendment to the financial terms of the Superior Proposal shall require the Company to provide Parent with a new notice of such Superior Proposal and a new three Business Day period as set forth above).  The Company shall promptly provide Parent with a list of any non-public information concerning the Company’s business, present or future performance, financial condition or results of operations, provided to any third party, and, to the extent such information has not been previously provided to Parent, copies of such information.

Section 5.7. Appropriate Action; Consents; Filings.

5.7.1. Appropriate Actions.  Subject to Section 5.6, each of the Company and Parent shall use commercially reasonable efforts to (A) take, or cause to be taken, all appropriate action, and do, or cause to be done, all things necessary, proper or advisable under any applicable Law to consummate and make effective the Merger and the other transactions contemplated by this Agreement as promptly as reasonably practicable, (B) obtain from Governmental Authorities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by Parent or the Company or any of their respective Subsidiaries, or to avoid any action or proceeding by any Governmental Authority (including, without limitation, those in connection with Antitrust Laws), in connection with the authorization, execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated herein, (C) make or cause to be made the applications or filings required to be made by Parent or the Company or any of their respective Subsidiaries under or with respect to the HSR Act or any other Laws in connection with the authorization, execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated herein, and to pay any fees due of it in connection with such applications or filings, as promptly as is reasonably practicable, and in any event within ten (10) Business Days after the date hereof, (D) comply at the earliest practicable date with any request under or with respect to the HSR Act and any such other Laws for additional information, documents or other materials received by Parent or the Company or any of their respective Subsidiaries from the Federal Trade Commission, the Department of Justice or any other Governmental Authority in connection with such applications or filings or the Merger and the other transactions contemplated by this Agreement and (E) coordinate and cooperate with, and give due consideration to all reasonable additions, deletions or changes suggested by the other party in connection with, making (1) any filing under or with respect to the HSR Act or any such other Laws, and (2) any filings, conferences or other submissions related to resolving any investigation or other inquiry by any such Governmental Authority.  Each of the Company and Parent shall, and shall cause their respective affiliates to, furnish to the other party all information necessary for any such application or other filing to be made in connection with the Merger or other transactions contemplated by this Agreement.  Each of the Company and Parent shall promptly inform the other of any communication with, and any proposed understanding, undertaking or agreement with, any Governmental Authority regarding any such application or filing.  If a party hereto desires to participate in any meeting with any Governmental Authority in respect of any such filings, investigation or other inquiry, then such party shall give the other party reasonable prior notice of such meeting and the opportunity to participate in such meeting.  The parties shall coordinate and cooperate with one another in connection with any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party in connection with all meetings, actions and proceedings under or relating to any such application or filing.

5.7.2. Filings.  As promptly as practicable, but in no event later than fifteen (15) Business Days following the date of this Agreement, Parent shall, at its own expense, make all reasonably necessary filings with state insurance regulatory authorities required by applicable insurance Laws (the “Applicable Insurance Laws”) that are required to be filed prior to the Effective Time, including, without limitation, (i) the filing of a Form A with the insurance regulatory authorities of each of the States of Florida (which shall be the first Form A to be filed), Missouri and Texas, and (ii) Form E filings with the insurance regulatory authority of the States of Arkansas and Georgia, in order to obtain the necessary authorizations, approvals and consents in order to consummate the transactions contemplated hereby.  In connection therewith, the Parties shall use commercially reasonable efforts to promptly resolve any objections and respond to any inquiries that may arise in connection with any such filings.  The Form A for the State of Florida will include an affirmative statement to the effect that First Professionals Insurance Company, Inc. and Anesthesiologists Professional Assurance Company will continue as Florida domiciled insurers after the Closing and not be redomesticated absent further communications with the Florida Office of Insurance Regulation (“OIR”).

5.7.3. Notices and Consents.  The Company and Parent shall give (or shall cause their respective Subsidiaries to give) any notices to third parties, and use, and cause their respective Subsidiaries to use, commercially reasonable efforts to obtain any third party consents necessary, proper or advisable for such party to consummate the transactions contemplated in this Agreement.  In addition, the Company shall use commercially reasonable efforts to obtain the consent of each reinsurer of a Third Party Reinsurance Contract that is designated on Section 3.13.1 of the Company Disclosure Schedule prior to the Closing (it being understood that the Company shall not be required to make any payments or agree to any restrictions or changes in connection therewith).   Without limiting the foregoing, the Company and Parent shall coordinate and cooperate in determining whether any actions, consents, approvals or waivers are required to be obtained from parties to any Company Material Contracts in connection with consummation of the Merger and seeking any such actions, consents, approvals or waivers; provided further, that except as expressly provided in Article 6, no such actions, consents, approvals or waivers shall constitute conditions to Closing and the Company shall not be obligated to offer any payment or other concession in connection with any consent under any Company Material Contract.  In the event that either party shall fail to obtain any third party consent described in the first sentence of this Section 5.7.3 , such party shall use commercially reasonable efforts, and shall take any such actions reasonably requested by the other party hereto, to mitigate any adverse effect upon the Company and Parent, their respective subsidiaries, and their respective businesses resulting, or that could reasonably be expected to result after the Effective Time, from the failure to obtain such consent.

5.7.4. Notice of Proceedings.  From the date of this Agreement until the Effective Time, each of Parent and the Company shall promptly notify the other in writing of any pending or, to the knowledge of Parent or the Company (as the case may be), threatened action, suit or other proceeding or investigation by any Person (A) challenging or seeking material damages in connection with the Merger or the other transactions contemplated by this Agreement or (B) seeking to restrain or prohibit the consummation of the Merger.  From the date of this Agreement until the Effective Time, the Company shall promptly notify Parent in writing of any pending or, to the knowledge of the Company, threatened action, suit or other proceeding or investigation by any Governmental Authority.

5.7.5. Governmental Authorities.  Each of the Company and Parent shall, and shall cause their respective affiliates to, use their commercially reasonable efforts to (A) cause the expiration of the notice periods under or with respect to the HSR Act and any other Laws with respect to the transactions contemplated by this Agreement as promptly as is reasonably practicable after the execution of this Agreement and (B) resolve such objections, if any, as may be asserted by any Governmental Authority with respect to the Merger or other transactions contemplated by this Agreement, subject to the terms of this Section 5.7.5. In connection therewith, if any administrative or judicial action or proceeding is instituted (or threatened to be instituted) challenging the transaction contemplated by this Agreement as violative of any Law, each of the Company and Parent shall, and shall cause their respective affiliates to, cooperate and use commercially reasonable efforts to contest and resist, except insofar as the Company and Parent may otherwise agree, any such action or proceeding, including any action or proceeding that seeks a temporary restraining order or preliminary injunction that would prohibit, prevent or restrict consummation of the Merger or other transactions contemplated by this Agreement.  Notwithstanding anything to the contrary set forth in this Section 5.7.5 or elsewhere in this Agreement, in connection with the actions contemplated by the first sentence of this Section 5.7.5, none of Parent, Merger Sub, the Company or any of their respective subsidiaries shall be required to become subject to, consent to, or offer or agree to, or otherwise take any action with respect to, any Governmental Authority Requirement if such Governmental Authority Requirement would reasonably be expected to give rise to a Regulatory Material Adverse Effect. Parent agrees that if the Governmental Authority Requirement would not reasonably be expected to give rise to a Regulatory Material Adverse Effect, then Parent shall consent and agree to such Governmental Authority Requirement and take such actions as are contemplated thereby. The Company shall not agree to a Governmental Authority Requirement without Parent’s prior consent.  The following terms shall have the meanings set forth below:

“Governmental Authority Requirement” means any requirement, condition, limitation, understanding, agreement or order of or with any Governmental Authority to (i) sell, license, assign, transfer, divest, hold separate or otherwise dispose of any stock, assets, business or portion of business of the Company, the Surviving Corporation, Parent, Merger Sub or any of their respective subsidiaries (all of the foregoing, the “Combined Entity”), (ii) conduct, restrict, operate, invest or (exclusive of the matters set forth in clause (i) hereof) otherwise change the assets, business or portion of business of the Combined Entity in any manner, or (iii) impose any restriction, requirement or limitation on the operation of the business or portion of the business of the Combined Entity (including without limitation a rate decrease imposed on the Combined Entity by the Florida OIR).

“Regulatory Material Adverse Effect” means, (A) with respect to clause (i) of the definition of Governmental Authority Requirement, any such sale, license, assignment, transfer, divestiture, holding separate or other disposal involving $10,000,000 or more in annualized revenues and (B) with respect to clauses (ii) and (iii) of the definition of Governmental Authority Requirement, any such requirement, condition, limitation, understanding, agreement, order, restriction or change that would, individually or in the aggregate, reasonably be expected to decrease the Combined Entity’s annual revenues and/or increase the Combined Entity’s annual costs, in the aggregate, by an amount greater than $10,000,000; provided, however, that the imposition of any restriction on the ability of the Company Insurance Subsidiaries to upstream cash to the Company, whether through contractual agreement or the payment of dividends, shall not constitute a “Regulatory Material Adverse Effect.”

5.7.6. No Control by Parent.  Subject to Section 5.1, nothing contained in this Agreement shall give Parent or Merger Sub, directly or indirectly, the right to control or direct the operations of the Company prior to the consummation of the Merger.  Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete unilateral control and supervision over its business operations.

Section 5.8. Certain Notices.  From and after the date of this Agreement until the Effective Time, each party shall promptly notify the other party of (i) the occurrence, or non-occurrence, of any event that would reasonably be expected to result in any condition to the obligations of any party to effect the Merger and the other transactions contemplated by this Agreement not to be satisfied and (ii) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement, provided, however, that the delivery of any notice pursuant to this Section 5.8 shall not cure any breach of any representation or warranty requiring disclosure of such matter prior to the date of this Agreement or otherwise limit or affect the remedies available hereunder to the party receiving such notice and in no event shall any disclosure by the Company or Parent be deemed to amend or supplement the Company Disclosure Letter or constitute an exception to any representation or warranty.

Section 5.9. Public Announcements.  Parent and the Company shall, as promptly as practicable after the execution and delivery of this Agreement, issue a mutually agreed press release with respect to the transactions contemplated by this Agreement, including the Merger.  In connection with press releases or public statements with respect to the transactions contemplated by this Agreement, including the Merger, other than any press release by the Company to announce action taken by the Company pursuant to, or as permitted by, Section 5.6, Parent and the Company shall coordinate and consult with each other before issuing, and give each other the opportunity to review and comment upon, giving due consideration to all reasonable additions, deletions or changes suggested in connection therewith, such press releases or public statements.  Parent and the Company shall not issue any such press release (other than any press release by the Company to announce action taken by the Company pursuant to, or as permitted by, Section 5.6) or make any such public statement prior to such consultation, except as may be required by applicable Law, court process, applicable stock exchange rule or any listing agreement; provided that Parent and the Company shall coordinate and consult with respect to the timing, basis and scope of such disclosure requirement.  The parties acknowledge that the Company will be required to file with the SEC a Current Report on Form 8-K reporting the execution of this Agreement and summarizing the material terms hereof as determined by the Company, and that the Company will file a copy of this Agreement as an exhibit to such report.

Section 5.10. Employee Benefit Matters.

5.10.1. Credit for Prior Service; Recognition of Co-payments and Deductibles.  With respect to any “employee benefit plan” as defined in Section 3(3) of ERISA maintained by Parent or any Parent Subsidiary (collectively, “Parent Benefit Plans”) in which any director, officer or employee of the Company or any Company Subsidiary (the “Company Employees”) will participate effective as of the Effective Time, Parent shall, or shall cause the Surviving Corporation to, recognize all service of the Company Employees with the Company or a Company Subsidiary, as the case may be, for purposes of determining eligibility to participate, vesting and accrual or entitlement to benefits where length of service is relevant in any Parent Benefit Plan in which such Company Employees may be eligible to participate after the Effective Time, other than benefit accruals under any defined benefit plan; provided that such service need not be recognized to the extent that such recognition would result in any duplication of benefits for the same period of service.  Parent shall permit the Company Employees to carry over and take vacation days with pay in accordance with the applicable policies of the Company as in effect on the Closing Date.  Parent shall waive or cause to be waived any pre-existing condition exclusions, evidence of insurability provisions, waiting period requirements or any similar provision under any of the Parent Benefit Plans that are welfare plans (as defined in Section 3(1) of ERISA).  Further, to the extent allowable under applicable Law, Company Employees shall be eligible to receive credit under the Parent Benefit Plans for the 2011 calendar year towards applicable deductibles and annual out-of-pocket limits for expenses incurred under the corresponding Company medical plan during the 2011 calendar year but prior to the Closing Date.

5.10.2. Honoring Existing Employment Arrangements.  From and after the Effective Time, the Company, the Surviving Corporation or any Parent Subsidiary, as applicable, shall, and Parent shall cause the Company, the Surviving Corporation or any Parent subsidiary, as applicable, to perform all obligations and to pay all amounts due, in accordance with their terms as may be amended from time to time, under all Company Benefit Plans, including without limitation all Company Employment Agreements and Company Severance Agreements.  Parent and the Company acknowledge and agree that

(i) the consummation of the Merger shall constitute a “Change in Control” or a “Change of Control” under the Company Severance Agreements and each other Company Benefit Plan to which such term is relevant, (ii) after the Effective Time, the Parent will not, and will not permit the Surviving Corporation to, dispute any assertion by any of the Company Employees specifically listed in Section 5.10.2 of the Company Disclosure Schedule (provided that such Company Employee provides any required notices required by such Company Employee’s Company Severance Agreement) that the consummation of the Merger constitutes valid grounds for the Company Employee to terminate his or her employment with the Surviving Corporation by reason of his or her “Constructive Discharge” within the meaning of such Company Employee’s Company Severance Agreement, and (iii) with respect to any such Company Employee who asserts under (ii) above that the consummation of the Merger constitutes valid grounds for the Company Employee to terminate his or her employment with the Surviving Corporation by reason of his or her “Constructive Discharge,” the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, pay (with the time and manner of such payments all being in accordance with the terms specified in each Company Employee’s respective Severance Agreement, as the same may be modified from time to time in the manner contemplated below in Section 5.11, and except as the time and manner of such payments is affected (if at all) by the last sentence of this Section 5.10.2) such Company Employee the severance payments and such other severance benefits required to be paid under such Company Employee’s respective Company Severance Agreement, the amounts of which, other than any tax gross ups, are quantified and set forth in Section 5.1 of the Company Disclosure Schedule.  In furtherance of the foregoing, the Company shall, and Parent shall cause the Surviving Corporation to, take the actions described on Section 5.1 of the Company Disclosure Schedule with respect to the payment of such payments and benefits to the Company Employees listed on Section 5.10.2 of the Company Disclosure Schedule.

5.10.3. Post-Closing Benefit Plan Matters.  For the one (1) year period following the Effective Time, Parent shall cause the Surviving Corporation to provide to each Company Employee, during his or her employment, benefits and compensation that are no less favorable, in the aggregate, to such person than those provided to such Company Employee immediately prior to the Closing (but not taking into account for these purposes any stock-based compensation or other equity incentive plans).  Notwithstanding the foregoing, during said one (1) year period, Parent’s severance policy, a copy of which has been provided to the Company, rather than any severance policy or customary severance practice of the Company, shall apply in the case of a terminated Company Employee without a Company Severance Agreement.

5.10.4. No Requirement of Continued Employment; Permitted Amendments to Company Benefits Plans.  Nothing in this Agreement shall require the continued employment of any person, and, except as specifically set forth in this Section 5.10, no provision of this Agreement shall prevent Parent or the Surviving Corporation from amending or terminating any Company Benefit Plan to the extent permitted by such Company Benefit Plan.

5.10.5. Annual Executive Incentive Compensation Program.  Parent shall comply, and cause the Surviving Corporation to comply, with the terms of the Company’s 2011 Executive Incentive Compensation Plan and 2008 Senior Executive Annual Incentive Plan, as in effect on the date hereof; provided, that all bonuses in respect of 2011 shall be paid at 100% of the target bonus; and provided further, that Company Employees whose employment with the Company is terminated effective at or after the Effective Time shall be entitled to, in addition to their severance benefits, if any, a portion (equal to the portion of the calendar year elapsed to the date of termination of employment) of their respective target bonuses under the 2011 Executive Incentive Compensation Plan and/or 2008 Senior Executive Annual Incentive Plan, payable at the date of termination of employment or as soon thereafter as reasonably practicable.  In no event will any such Company Employee be entitled to receive any portion of such 2011 target bonus to the extent such amount is included as a separate part of such Company Employee’s severance benefits, it being agreed that the multiple of prior year bonuses included in the lump sum severance benefit shall not be deemed to be a 2011 target bonus.

5.10.6. Third Party Beneficiaries.  The Company Employees immediately prior to the Effective Time, including without limitation those employees listed on Section 5.10.2 of the Company Disclosure Schedule, shall be third party beneficiaries of the provisions of this Section 5.10.  The provisions of this Section 5.10 are intended to be for the benefit of each such person and his or her successors, heirs or representatives.

Section 5.11. Cooperation Regarding Company Benefit Plans.  Prior to the Effective Time, the Company shall jointly work with Parent to (i) bring all Company Benefit Plans in compliance with Section 409A of the Code, including without limitation, amending such Company Benefit Plans if required in connection therewith (including amendments requiring a Code Section 409A valid release from each Company Employee who may claim under Section 5.10.2 that there has been a “Constructive Discharge” of such Company Employee after the consummation of the Merger within the meaning of such Company Employee’s Company Severance Agreement and whose Company Severance Agreement, as the same may be modified from time to time, requires a release from such Company Employee in that event) and (ii) amend the Company Benefit Plans to eliminate (A) any interest or additional taxes imposed by Section 409A(a)(1)(B) of the Code that employees of the Company (or the Company on behalf of the employee) would be required to pay in connection with any payments received from the Company or Parent pursuant to any Company Benefit Plan as a result of an event closely related to the Parent’s acquisition of the Company or (B) any excise tax imposed by Sections 280G or 4999 of the Code or any interest, penalty or addition to tax with respect to such excise tax that employees of the Company (or the Company on behalf of the employee) would be required to pay in connection with any payments received from the Company or Parent pursuant to any Company Benefit Plan as a result of an event closely related to the Parent’s acquisition of the Company; provided that in no event shall the Company materially reduce the severance payments provided to any employee under any existing Company Benefit Plan to comply with the foregoing obligation.

Section 5.12. Indemnification of Directors and Officers.

5.12.1. Indemnification.  For not less than six years from and after the Effective Time, Parent agrees to, and to cause the Surviving Corporation to, to the extent permitted under applicable Law, indemnify and hold harmless all past and present directors, officers, employees and agents of the Company (“Covered Persons”) to the same extent such persons are indemnified as of the date of this Agreement by the Company pursuant to the Company Articles, the Company By-laws and indemnification agreements in existence on the date of this Agreement with any Covered Persons against and from any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, to the extent such claim, action, suit proceeding or investigation arises out of or pertains to acts or omissions occurring at or prior to the Effective Time; provided, however, that Parent agrees to, and to cause the Surviving Corporation to, indemnify and hold harmless such persons to the fullest extent permitted by Law for acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transactions contemplated hereby.  Each Covered Person shall be entitled to advancement of expenses incurred in the defense of any claim, action, suit, proceeding or investigation with respect to any matters subject to indemnification hereunder, provided that any person to whom expenses are advanced undertakes, to the extent required by the FBCA, to repay such advanced expenses if it is ultimately determined that such person is not entitled to indemnification.  Notwithstanding anything herein to the contrary, if any claim, action, suit, proceeding or investigation (whether arising before, at or after the Effective Time) is made against any Covered Person with respect to matters subject to indemnification hereunder on or prior to the sixth anniversary of the Effective Time, the provisions of this Section 5.12 shall continue in effect until the final disposition of such claim, action, suit, proceeding or investigation.  Notwithstanding anything to the contrary contained in this Section 5.12.1 or elsewhere in this Agreement, Parent shall not (and Parent shall cause the Surviving Corporation not to) settle or compromise or consent to the entry or any judgment or otherwise seek termination with respect to any claim, action, suit, proceeding or investigation, unless such settlement, compromise, consent or termination includes an unconditional release of all of the Covered Persons covered by the claim, action, suit, proceeding or investigation from all liability arising out of such claim, action, suit, proceeding or investigation, without the prior consent of such Covered Person (not to be unreasonably withheld); provided, however, the Surviving Corporation or Parent will not be liable for any settlement effected without the Surviving Corporation’s or Parent’s prior written consent (not to be unreasonably withheld).

5.12.2. Articles and By-Laws.  For not less than six years from and after the Effective Time, to the extent permitted by applicable Law, the Articles of Incorporation and By-laws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of Covered Persons than are currently set forth in the Company Articles and the Company By-laws.

5.12.3. D&O Insurance.  For six years from the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, provide the Company’s current directors and officers, covered under the Company’s existing directors and officers insurance policies prior to the Effective Time (the “Existing Policies”) one or more policies or insurance that provide coverage with respect to claims arising from facts or events that occurred on or before the Effective Time, including, without limitation, in connection with the approval of this Agreement and the transactions contemplated hereby (“D&O Insurance”), that are no less favorable than the Company’s Existing Policies.  Notwithstanding anything to the contrary contained herein, prior to the Effective Time, the Company may purchase a “tail” insurance policy to cover for a period of six years after the Effective Time the individuals covered by the Company’s directors’ and officers’ liability insurance immediately prior to the Effective Time.  In the event that the Company purchases such a “tail” policy prior to the Effective Time, Parent and the Surviving Corporation will maintain such “tail” policy in full force and effect and continue to honor their respective obligations thereunder.  Notwithstanding the foregoing, in no event will the Surviving Corporation or Parent be required to expend an annual premium for such coverage in excess of two hundred fifty percent (250%) of the last annual premium paid by the Company for such insurance prior to the date of this Agreement (the “Maximum Premium”). If such insurance coverage cannot be obtained at an annual premium equal to or less than the Maximum Premium, the Surviving Corporation or Parent will obtain, that amount of directors’ and officers’ insurance (or “tail” coverage) obtainable for an annual premium equal to the Maximum Premium.

5.12.4. Assumption of Obligations.  In the event Parent or the Surviving Corporation (A) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (B) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that such continuing or surviving corporation or entity or transferee of such assets, as the case may be, shall assume the obligations set forth in this Section 5.12.

5.12.5. No Modification without Consent.  The obligations under this Section 5.12 shall not be terminated or modified in such a manner as to affect adversely any Covered Person without the consent of such affected Covered Person, unless such change is required to comply with applicable Law.  The provisions of this Section 5.12 shall survive the consummation of the Merger and are intended to be for the benefit of, and shall be enforceable by, each of the Covered Persons and their respective successors, heirs and personal representatives.

Section 5.13. Rule 16b-3.  Prior to the Effective Time, the Company shall take all such steps as may be required to cause to be exempt under Rule 16b-3 promulgated under the Exchange Act, to the extent permitted by Law, any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) that are treated as dispositions under such rule and result from the Merger or other transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company.

ARTICLE 6

CLOSING CONDITIONS

Section 6.1. Conditions to Obligations of Each Party Under This Agreement.  The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by Section 8.17 and applicable Law:

6.1.1. Shareholder Approval.  This Agreement shall have been adopted by the Required Company Shareholders.

6.1.2. No Order.  No court of competent jurisdiction or other Governmental Authority shall have enacted, issued, promulgated, enforced or entered any order, decree, judgment, injunction or other ruling (whether temporary, preliminary or permanent), in any case that is in effect and that prevents or prohibits consummation of the Merger; provided, however, that the condition in this Section 6.1.2 shall not be available to any party whose failure to fulfill its obligations pursuant to Sections 5.2 or 5.7 has been the primary cause of, or has primarily resulted in, such order, decree, judgment, injunction or other ruling.

6.1.3. Insurance Consents.  Parent shall have obtained the written approvals of the Merger issued by the insurance regulatory authorities of the States of Florida, Missouri and Texas, provided no such approval from the State of Florida shall contain or be subject to any conditions that would reasonably be expected to have a Regulatory Material Adverse Effect.

6.1.4. HSR Act.  Any applicable waiting period, together with any extensions thereof, under the HSR Act shall have expired or been terminated.

Section 6.2. Additional Conditions to Obligations of Parent and Merger Sub.  The obligations of Parent and Merger Sub to effect the Merger are also subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by Section 8.17 and applicable Law:

6.2.1. Representations and Warranties.  Each of the representations and warranties of the Company contained in this Agreement shall be true and correct as of the Effective Time without giving effect to any qualification as to materiality or Company Material Adverse Effect as though such representations and warranties were made on and as of the Effective Time (except that those representations and warranties that address matters only as of a particular date need only be true and correct as of such date);

provided, however, that except with regard to the representations and warranties of the Company set forth in Section 3.1, (provided that such Section 3.1 shall be true and correct in all material respects), Section 3.3 (provided that the outstanding number of Shares of Common Stock set forth in the second sentence of Section 3.3.1 shall be true and correct other than de minimis inaccuracies), Section 3.4.1 (provided that the last sentence of Section 3.4.1 shall be true and correct in all material respects), Section 3.9(i) and Section 3.21, the condition set forth in this Section 6.2.1 shall be satisfied so long as any failure of such representations and warranties to be true and correct has not had or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.  Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer or Chief Financial Officer of the Company to that effect.

6.2.2. Agreements and Covenants.  The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.  Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer or Chief Financial Officer of the Company to that effect.

6.2.3. Company Material Adverse Effect.  Since the date of this Agreement, no change, event or circumstance shall have occurred that has had a Company Material Adverse Effect that is continuing or is reasonably likely to have a Company Material Adverse Effect. Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer or Chief Financial Officer of the Company to that effect.

6.2.4. Funding of Defined Benefit Plan.  The Company shall have satisfied the minimum funding standards required by applicable Law with respect to the FPIC Insurance Group, Inc. Defined Benefit Plan, as amended.

Section 6.3. Additional Conditions to Obligations of the Company.  The obligations of the Company to effect the Merger are subject to satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by Section 8.17 and applicable Law:

6.3.1. Representations and Warranties.  Each of the representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct as of the Effective Time without giving effect to any qualification as to materiality or Parent Material Adverse Effect as though such representations and warranties were made on and as of the Effective Time (except that those representations and warranties that address matters only as of a particular date need only be true and correct as of such date); provided, however, that except with regard to the representations and warranties of Parent and Merger Sub set forth in the first two sentences of Section 4.1 and in Section 4.2, the condition set forth in this Section 6.3.1 shall be satisfied so long as any failure of such representations and warranties to be true and correct has not had a material adverse effect on the ability of Parent or Merger Sub to perform its obligations hereunder.  The Company shall have received a certificate signed by the Chief Executive Officer or Chief Financial Officer of Parent to that effect.

6.3.2. Agreements and Covenants.  Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Effective Time.  The Company shall have received a certificate signed by the Chief Executive Officer or Chief Financial Officer of Parent to that effect.

6.3.3. Closing Payments.  Parent shall have made the payments required to be made pursuant to Section 2.3.

ARTICLE 7

TERMINATION, AMENDMENT AND WAIVER

Section 7.1. Termination.  This Agreement may be terminated, and the Merger contemplated hereby may be abandoned, at any time prior to the Effective Time, by action taken or authorized by the Board of Directors or Board of Governors (as applicable) of the terminating party or parties, whether before or after approval of the matters presented in connection with the Merger by the shareholders of the Company:

7.1.1. Mutual Consent.  By mutual written consent of Parent and the Company, by action of their respective Boards of Directors or Board of Governors, as applicable;

7.1.2. Outside Date.  By either the Company or Parent by delivering written notice to the other party if the Merger shall not have been consummated prior to December 31, 2011; provided that such date may be extended by either party to no later than March 31, 2012 in the event that as of December 31, 2011 all conditions to effect the Merger have been satisfied other than the conditions in Sections 6.1.2, 6.1.3, and 6.1.4 and other than those conditions which by their nature can only be satisfied at or immediately prior to the Effective Time (such date, as it may be so extended, shall be referred to herein as the “Outside Date”); provided further, that the right to terminate this Agreement under this Section 7.1.2 shall not be available to any party whose breach of this Agreement has been the primary cause of, or primarily resulted in, the failure of the Merger to occur on or before such date.

7.1.3. Order, Decree or Ruling.  By either the Company or Parent if any court of competent jurisdiction or other Governmental Authority shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger, and such order, decree, ruling or other action shall have become final and nonappealable; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1.3 shall not be available to any party whose breach of this Agreement has been the primary cause of, or primarily resulted in, any such order, decree, ruling or other action, including, without limitation, such party’s obligation to use commercially reasonable efforts to resist, resolve or lift, as applicable, any such order, decree, ruling or other action;

7.1.4. Shareholder Approval.  By either Parent or the Company if the adoption of this Agreement by the Required Company Shareholders shall not have been obtained at the Company Shareholders’ Meeting at which a vote on this Agreement is taken by reason of the failure to obtain the required vote (including any adjournment to solicit additional proxies if there are insufficient votes at the time of such special meeting to approve and adopt this Agreement);

7.1.5. Company Recommendation.  By Parent if (A) the Company Board shall have withdrawn or adversely modified the Company Recommendation, (B) the Company Board shall have recommended to the Company’s shareholders that they approve or accept an Acquisition Proposal other than the Merger, (C) the Company shall have entered into, or publicly announced its intention to enter into, a Company Acquisition Agreement, (D) the Company shall have breached or failed to perform in any material respect any of the covenants and agreements set forth in Section 5.6., (E) the Company Board fails to reaffirm (publicly, if so requested by Parent) the Company Recommendation within fifteen (15) Business Days after the date any Acquisition Proposal (or material modification thereto) is first publicly disclosed by the Company or the Person making such Acquisition Proposal, (F) a tender offer or exchange offer relating to Company Common Stock shall have been commenced by a Person unaffiliated with Parent and the Company shall not have sent to its stockholders pursuant to Rule 14e-2 under the Exchange Act, within ten (10) Business Days after such tender offer or exchange offer is first published, sent or given, a statement reaffirming the Company Recommendation and recommending that stockholders reject such tender or exchange offer, or (G) the Company or the Company Board (or any committee thereof) shall publicly announce its intentions to do any of actions specified in this Section 7.1.5;

7.1.6. Superior Proposal.  By the Company, subject to compliance with Section 5.6, if the Company Board determines to accept a Superior Proposal (with such termination becoming effective immediately prior to the time the Company enters into a binding written agreement with respect to such Superior Proposal);

7.1.7. Company Breach.  By Parent, if (A) any representation or warranty of the Company set forth in this Agreement shall have become untrue or the Company has breached any covenant or agreement of the Company set forth in this Agreement, (B) such breach or misrepresentation is not capable of being cured prior to the Outside Date, and (C) such breach or misrepresentation would cause the conditions set forth in Section 6.2.1 or Section 6.2.2 not to be satisfied; and

7.1.8. Parent Breach.  By the Company, if (A) any representation or warranty of Parent or Merger Sub set forth in this Agreement (other than the representations and warranties set forth in Section 4.9(A)) shall have become untrue or Parent or Merger Sub has breached any covenant or agreement of Parent or Merger Sub set forth in this Agreement, (B) such breach or misrepresentation is not capable of being cured prior to the Outside Date, and (C) such breach or misrepresentation would cause the conditions set forth in Section 6.3.1 or Section 6.3.2 not to be satisfied.

7.1.9. Lack of Funds; No Payment.  By the Company, if the representations and warranties of Parent or Merger Sub set forth in Section 4.9(A) shall have become untrue and such breach is not capable of being cured by the Outside Date.

Section 7.2. Effect of Termination.

7.2.1. Limitation on Liability.  In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.1, (A) this Agreement shall forthwith become void, except that Section 5.5.2, Section 5.9, this Section 7.2 and Article 8 shall survive such termination, and (B) there shall be no liability or obligation on the part of Parent, Merger Sub or the Company or their respective Subsidiaries, officers or directors, except that, subject to references to “sole and exclusive remedies” in Section 7.2.2, each party shall have the right to recover to the fullest extent permitted by applicable Law any liabilities or damages incurred or suffered by it as a result of the material breach by the other party of any of its representations, warranties, covenants or other agreements set forth in this Agreement (including, in the case that (i) the Company is the recovering party, a material breach by Parent of any of its representations and warranties set forth in Section 4.9 or its covenants to pay the Merger Consideration as set forth herein and (ii) the Parent is the recovering party, a material breach by Company of any of its covenants and agreements set forth in Section 5.6 ). Other than in the case of the sole and exclusive remedies set forth in Section 7.2.2, nothing in this Agreement shall limit the right of any party to seek damages that may be available under applicable Law based on what such party believes to be an appropriate theory of damages.

7.2.2. Termination Fee.

7.2.2.1. In the event that this Agreement is terminated by the Company pursuant to Section 7.1.6, then the Company shall pay Parent the Termination Fee within three (3) Business Days after such termination is effective, which shall be the sole and exclusive remedy of Parent in the event of such termination.

7.2.2.2. In the event that this Agreement is terminated by Parent pursuant to Section 7.1.5, then the Company shall pay Parent, within three (3) Business Days of such termination, an amount equal to the Termination Fee, which shall be the sole and exclusive remedy of Parent in the event of such termination, (provided that the Termination Fee shall not be the sole and exclusive remedy in the case where such termination occurs and the Company has breached or failed to perform in any material respect any of the covenants and agreements set forth in Section 5.6).

7.2.2.3. If this Agreement is terminated by the Company or Parent pursuant to (i) Section 7.1.2 hereof and provided that the Requisite Company Vote shall not have been obtained at the Company Stockholders Meeting (including any adjournment or postponement thereof) or (ii) Section 7.1.4 hereof, and (A) prior to such termination (in the case of termination pursuant to Section 7.1.2) or the Company Stockholders Meeting (in the case of termination pursuant to Section 7.1.4), an Acquisition Proposal shall have been publicly disclosed and not withdrawn, and (B) within twelve (12) months following the date of such termination of this Agreement the Company shall have entered into a definitive agreement with respect to any Acquisition Proposal, or any Acquisition Proposal shall have been consummated (in each case whether or not such Acquisition Proposal is the same as the original Acquisition Proposal made, communicated or publicly disclosed), then in any such event the Company shall pay to Parent, immediately prior to and as a condition to consummating such transaction, the Termination Fee. For purposes of this Section 7.2.2.3, the term “Acquisition Proposal” shall have the meaning assigned to such term in Section 8.4 hereof, except that the references to 20% in the related definition of “Acquisition Transaction” shall be deemed to be references to 50%.

7.2.2.4. In the event that this Agreement is terminated pursuant to Section 7.1.2, and provided that on the date this Agreement is terminated (i) the vote of the Required Company Shareholders to adopt this Agreement has been obtained, (ii) no Company Material Adverse Effect shall have occurred and be continuing and (iii) the conditions in Section 6.2 are still capable of being satisfied, then Parent shall pay the Company, within three (3) Business Days after such termination, an amount equal to the Termination Fee, which shall be the sole and exclusive remedy of the Company in the event of such termination (provided that the Termination Fee shall not be the sole and exclusive remedy of the Company in the case where such termination occurs and Parent has breached or failed to perform in any material respect any of the covenants and agreements set forth in Section 5.7).

7.2.2.5. In the event that this Agreement is terminated by the Company pursuant to Section 7.1.9, and provided that on the date this Agreement is terminated (i) the vote of the Required Company Shareholders to adopt this Agreement has been obtained, (ii) no Company Material Adverse Effect shall have occurred and be continuing and (iii) the conditions in Section 6.2 are still capable of being satisfied, then Parent shall pay the Company, within three (3) Business Days after such termination, an amount equal to the Termination Fee.

7.2.3. All Payments.  All payments under Section 7.2 shall be made by wire transfer of immediately available funds to an account designated by the party entitled to receive payment.  If the other party shall fail to pay in a timely manner the amounts due pursuant to Section 7.2.2, and, in order to obtain such payment, the other party makes a claim against the failing party that results in a judgment against the failing party, the failing party shall pay to the other party the reasonable costs and expenses of such party (including its reasonable attorneys’ fees and expenses) incurred or accrued in connection with such suit, together with interest on the amounts set forth in this Section 7.2.3 at the prime lending rate prevailing during such period as published in The Wall Street Journal. Any interest payable hereunder shall be calculated on a daily basis from the date such amounts were required to be paid until (but excluding) the date of actual payment, and on the basis of a 360-day year. The parties acknowledge and agree that in no event shall either party be obligated to pay the Termination Fee on more than one occasion.

7.2.4. Notice of Termination.  The party desiring to terminate this Agreement pursuant to this Article 7 (other than pursuant to Section 7.1.1) shall deliver written notice of such termination to each other party hereto specifying with particularity the reason for such termination, and any such termination in accordance with this Section shall be effective immediately upon delivery of such written notice to the other party.

ARTICLE 8

GENERAL PROVISIONS

Section 8.1. Non-Survival of Representations and Warranties.  None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time.  This Section 8.1 shall not limit any covenant or agreement of the parties to the extent its terms contemplate performance after the Effective Time, but any other covenants and agreements shall not survive the Effective Time.

Section 8.2. Fees and Expenses.  Subject to Section 7.2 of this Agreement, or as otherwise expressly contemplated by this Agreement, all expenses incurred by the parties hereto shall be borne solely and entirely by the party that has incurred the same.

Section 8.3. Notices.  Any notices or other communications required or permitted under, or otherwise in connection with this Agreement, shall be in writing and shall be deemed to have been duly given when delivered in person or upon electronic confirmation of receipt when transmitted by facsimile transmission (but only if followed by transmittal by national overnight courier or hand for delivery on the next Business Day) or on receipt after dispatch by registered or certified mail, postage prepaid, addressed or if transmitted by national overnight courier, in each case as follows:

If to Parent or Merger Sub, addressed to it at:

The Doctors Company
185 Greenwood Road
Napa, California 94558
Telephone: (707) 226-0100
Facsimile: (707) 226-0370
Attention: General Counsel

with a copy to:

Farella Braun + Martel LLP
Russ Building
235 Montgomery Street, 17th floor
San Francisco, California 94104
Telephone: (415) 954-4400
Facsimile: (415) 954-4480
Attention: Philip W. Peters, Esq.

If to the Company, addressed to it at:

FPIC Insurance Group, Inc.
1000 Riverside Avenue, Suite 800
Jacksonville, Florida 32204
Telephone: (904) 354-2482
Facsimile: (904) 350-1049
Attention: Charles Divita, III

with a copy to:

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, New York 10153
Telephone: (212) 310-8000
Facsimile: (212) 310-8007
Attention: Raymond O. Gietz, Esq.

and

Kirschner & Legler, P.A.
1431 Riverplace Blvd., Suite 910 (The Peninsula)
Jacksonville, Florida 32207
Telephone: (904) 346-3200
Facsimile: (904) 346-3299
Attention: Kenneth M. Kirschner, Esq.

Section 8.4. Certain Definitions.  For purposes of this Agreement, the term:

“affiliate” means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first-mentioned person.

“Acquisition Proposal” means any bona fide offer or proposal or indication of interest concerning any Acquisition Transaction.

“Acquisition Transaction” means any transaction or series of related transactions other than the Merger involving: (i) any direct or indirect acquisition or purchase by any Person or group of more than a twenty percent (20%) beneficial interest in the total outstanding voting securities of the Company or any Company Subsidiary; (ii) any tender offer or exchange offer that if consummated would result in any Person or group beneficially owning twenty percent (20%) or more of the total outstanding voting securities of the Company or any Company Subsidiary; (iii) any merger, reorganization, share exchange, consolidation, business combination, recapitalization or similar transaction involving the Company or any Company Subsidiary pursuant to which any Person or group would own twenty percent (20)% or more of the equity interests in the surviving or resulting entity of such transaction; (iv) any direct or indirect sale, lease, exchange, transfer, license, acquisition or disposition, including without limitation through any bulk reinsurance, reinsurance, coinsurance or similar transaction, of more than twenty percent (20%) of the assets (based on the fair market value thereof) of the Company and the Company Subsidiaries, considered as a whole; or (v) any liquidation or dissolution of the Company or any Company Subsidiary.

“Antitrust Laws” means the Sherman Antitrust Act of 1890, as amended, the Clayton Antitrust Act of 1914, as amended, the HSR Act, the Federal Trade Commission Act of 1914, as amended, and all other applicable competition, merger control, antitrust, trade regulation or similar transnational, national, federal or state, domestic or foreign Laws, and other Laws and administrative and judicial doctrines that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“beneficial ownership” (and related terms such as “beneficially owned” or “beneficial owner”) has the meaning set forth in Rule 13d-3 under the Exchange Act.

“Book-Entry Shares” means shares of Company Common Stock evidenced in book-entry form on the records of the Company, or the Company’s transfer agent on behalf of the Company, immediately prior to the Effective Time.

“Business Day” means any day other than (i) a Saturday or a Sunday, (ii) a national holiday in the United States of America, or (iii) a day on which commercial banks with offices in New York, New York, are authorized or required to be closed by law or executive order.

“Certificate” means, with respect to shares of Company Common Stock, certificates that, immediately prior to the Effective Time, represented any such shares.

“Company Equity Awards” means, collectively, the Company Stock Options, the Company Restricted Stock and the Company Performance Units.

“Company Insurance Subsidiaries” means First Professionals Insurance Company, Inc.; Anesthesiologists Professional Assurance Company; Advocate, MD Insurance of the Southwest, Inc.; and Intermed Insurance Company.

“Company Material Adverse Effect” means any change or event that, individually or together with any other change or event, has a material adverse effect on the business, financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole; provided, however, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and that none of the following shall be taken into account in determining whether there has been or will be, a Company Material Adverse Effect: (A) any adverse change, effect, event, occurrence, state of facts or development attributable to the announcement, pendency or consummation of the Merger or the transactions contemplated hereby including, without limitation, adverse changes in the Company’s relationships with its customers, employees, or Producers, or any rating agency downgrade of the Company or any Company Subsidiary resulting therefrom; (B) any adverse change, effect, event, occurrence, state of facts or development attributable to conditions affecting any of the industries in which the Company participates, the U.S. economy or financial markets, except to the extent the Company or the Company Subsidiaries, taken as a whole, are disproportionately affected thereby relative to other industry participants; (C) any adverse change, effect, event, occurrence, state of facts or development arising from (i) the Company’s compliance with the terms of this Agreement, (ii) any action taken, or any failure to act, by the Company to which Parent has consented in writing or (iii) the Company’s failure to reasonably settle any action under Section 5.1.(xii) due to Parent’s unreasonably withholding its consent to such settlement, (D) changes in Laws after the date hereof, (E) changes in GAAP after the date hereof, (F) any failure by the Company to meet any published or internally prepared estimates of revenues, earnings or other economic performance for any period ending on or after the date of this Agreement and prior to Closing (it being understood that the facts and circumstances giving rise to such failure may be deemed to constitute, and may be taken into account in determining whether this has been a Company Material Adverse Effect if such facts and circumstances are not otherwise included in clauses (A)-(E) of the definition), (G) acts of war or terrorism, (H) a decline in the price of the Company Common Stock on Nasdaq or any other trading market or (I) any action, lawsuit or claim arising out of the execution and announcement of this Agreement.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of stock or as trustee or executor, by contract or otherwise.

“ECO” means extra-contractual obligations.

“Environmental Laws” means any Law relating to the pollution, protection, investigation or restoration of the environment, including, without limitation, those relating to the use, handling, presence, transportation, treatment, storage, disposal, release, threatened release or discharge of Hazardous Materials.

“Environmental Permits” means any permit, approval, license or other authorization required under any applicable Environmental Law.

“Equity Interest” means any share, capital stock, partnership, membership or similar interest in any entity, and any option, warrant, right or security convertible, exchangeable or exercisable therefor.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“GAAP” means generally accepted accounting principles as applied in the United States.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administration functions of or pertaining to government, including any government authority, agency, department, board, commission or instrumentality of the United States, any foreign government, any State of the United States or any political subdivision thereof, and any court, tribunal or arbitrator(s) of competent jurisdiction.

“group” has the same meaning as in the Exchange Act, except where the context otherwise requires.

“Hazardous Materials” means any chemical, material or other substance defined or regulated as “toxic” or “hazardous” under any applicable Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

“Indebtedness” means (i) indebtedness for borrowed money, (ii) indebtedness that is evidenced by a note, bond, debenture or similar instrument, (iii) obligations under capital leases, (iv) obligations in respect of outstanding letters of credit and (v) guarantee obligations, in each case to the extent exceeding $100,000.

“Intellectual Property” means all intellectual property or other proprietary rights of every kind, foreign or domestic, including patents, inventions (whether or not patentable), processes, methodologies, products, technologies, discoveries, copyrightable and copyrighted works (whether or not registered), apparatus, trade secrets, trademarks and service marks (whether or not registered), domain names, trade names, know-how, trade dress, customer lists, confidential marketing and customer information, confidential technical information, software, and documentation related thereto, and any registrations or applications for registration of any of the foregoing.

“Insurance Contracts” means all policies, binders, slips, certificates and participation agreements and other agreements of insurance, whether individual or group, in effect as of the date hereof (including all applications, supplements, endorsements, riders and ancillary agreements in connection therewith) that are issued by the Company and the Company Subsidiaries.

“IRS” means the United States Internal Revenue Service.

“knowledge” will be deemed to be present with respect to Parent or the Company, as applicable, when the matter in question was actually known to any executive officer of Parent listed in Exhibit A-1 hereto (in the case of Parent) or to any executive officer of the Company listed in Exhibit A-2 hereto (in the case of the Company).

“Law” means any foreign or domestic law, statute, code, ordinance, rule, regulation, order, judgment, writ, stipulation, award, injunction or decree.

“Nasdaq” means the Nasdaq Global Select Market.

“Other Filings” means all filings made by, or required to be made by, the Company, Parent or Merger Sub with the SEC other than the Proxy Statement.

“Parent Material Adverse Effect” means any change or event that has a material adverse effect on the business, financial condition, or results of operations of Parent and the Parent Subsidiaries, taken as a whole; provided, however, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and that none of the following shall be taken into account in determining whether there has been or will be, a Parent Material Adverse Effect: (A) any adverse change, effect, event, occurrence, state of facts or development to the extent attributable to the announcement or pendency of the Merger or the transactions contemplated hereby; (B) any adverse change, effect, event, occurrence, state of facts or development after the date hereof, attributable to conditions affecting any of the industries in which Parent participates, the U.S. economy or financial markets; or (C) any adverse change, effect, event, occurrence, state of facts or development arising from or relating to compliance with the terms of this Agreement.

“Parent Permit” means all authorizations, licenses, permits, certificates, approvals and clearances of any Governmental Authority necessary for Parent, Merger Sub and each Parent Subsidiary to own, lease and operate its properties or to carry on its respective businesses substantially as it is being conducted as of the date hereof.

“Permitted Lien” means (i) liens or other encumbrances for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings; (ii) liens or other encumbrances in favor of vendors, carriers, warehousemen, repairmen, mechanics, workmen, materialmen, construction or similar liens or other encumbrances arising by operation of law; (iii) liens for utilities and other governmental charges that, in each case, are not yet due or payable, are being contested in good faith by appropriate proceedings or may thereafter be paid without giving rise to any material penalty or material additional cost or liability; (iv) matters of record or registered liens affecting title to any owned or leased real property of a person and its subsidiaries; (v) requirements and restrictions of zoning, building and other applicable Laws and municipal by-laws, and development, site plan, subdivision or other agreements with municipalities that do not individually or in the aggregate materially and adversely affect the use of the owned or leased real property of a person and its subsidiaries affected thereby as currently used in the business of such person and its subsidiaries; (vi) statutory liens of landlords for amounts not yet due and payable; (vii) liens arising under reinsurance agreements existing on the date hereof or entered into in the ordinary course of business; (viii) defects, irregularities or imperfections of title and other liens that, individually or in the aggregate, do not materially impair the continued use of the asset or property to which they relate; (ix) rabbi trusts established by a person or its subsidiaries for the benefit of its directors, officers or other employees prior to the date hereof; (x) with respect to a person and its subsidiaries, liens arising under any credit agreement existing as of the date hereof or any refinancing or replacement thereof in the ordinary course of business; (xi) liens for judgments not yet due and payable or that are being contested in good faith by appropriate proceedings; and (xii) statutory deposits of cash, securities or other assets pursuant to Applicable Insurance Laws.

“Person” or “person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization or other entity or group.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

  “subsidiary” or “subsidiaries” of Parent, the Company, the Surviving Corporation or any other person means any corporation, partnership, joint venture or other legal entity of which Parent, the Company, the Surviving Corporation or such other person, as the case may be (either alone or through or together with any other subsidiary), (i) owns, directly or indirectly, more than 50% of the outstanding voting securities, equity securities, profits interest or capital interest or (ii) is entitled to elect at least a majority of the board of directors, board of managers or similar governing body.

“Statutory Accounting Principles” means statutory accounting principles prescribed or permitted by the insurance regulatory authority of an insurer’s jurisdiction of domicile.

“Superior Proposal” means an unsolicited Acquisition Proposal, with references to 20% being changed to 50% in the definition of Acquisition Transaction, made by a Person or group that, in the good faith judgment of the Company Board (after consultation with its financial advisor and outside legal counsel), (i) is reasonably likely to be consummated taking into account the party making the proposal and all financial, legal, regulatory and other aspects of the proposal and (ii) would, if consummated, result in a transaction that is more favorable to the Company’s shareholders than the transactions contemplated by this Agreement taking into account all financial, legal, regulatory and other aspects of the respective proposals, including without limitation, the identity of the party making such proposal, the terms of any written proposal by Parent to amend or modify the terms of the Merger and the other transactions contemplated by this Agreement, and any break-up fees, expense reimbursement fees and conditions to consummation.

“Tax Law” means any Law governing Taxes.

“Taxes” means any and all taxes, fees, levies, duties, tariffs, imposts and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority or domestic or foreign taxing authority, including, without limitation, income, franchise, windfall or other profits, gross receipts, premiums, property, sales, use, net worth, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, excise, withholding, ad valorem, stamp, transfer, value-added, gains tax and license, registration and documentation fees.

“Tax Returns” means any report, return, claim for refund, election, estimated tax filing or declaration required to be supplied to any Governmental Authority or domestic or foreign taxing authority with respect to Taxes, including any schedule or attachment thereto, and including any amendments thereof.

“Termination Fee” means 3% of the aggregate Merger Consideration.

“XPL” means excess policy limits.

Section 8.5. Terms Defined Elsewhere.  The following terms are defined elsewhere in this Agreement, as indicated below:

“Actuarial Analyses”	Section 3.7.4
“Affiliate Reinsurance Contracts”	Section 3.13.1
“Agreement”	Preamble
“Alpha Advisors”	Section 3.28
“Applicable Insurance Laws”	Section 5.7.2
“Articles of Merger”	Section 1.3
“Closing”	Section 1.2
“Code”	Section 2.3.8
“Company”	Preamble
“Company Acquisition Agreement”	Section 5.6.1
“Company Articles”	Section 3.2
“Company Benefit Plan”	Section 3.10.1
“Company Board”	Section 2.2

“Company By-laws”	Section 3.2
“Company Common Stock”	Section 2.1.1
“Company Disclosure Schedule”	Article 3
“Company Employees”	Section 5.10.1
“Company Employment Agreement”	Section 3.12(v)
“Company ESPP”	Section 2.2
“Company Material Contract”	Section 3.12.1
“Company Omnibus Plan”	Section 2.2
“Company Options”	Section 2.2
“Company Performance Units”	Section 2.2
“Company Permits”	Section 3.6
“Company Preferred Stock”	Section 3.3.1
“Company Recommendation”	Section 5.3.1
“Company Representatives”	Section 5.6.1
“Company Restricted Stock”	Section 2.2
“Company SEC Filings”	Section 3.7.1
“Company Severance Agreement”	Section 3.12(v)
“Company Shareholders’ Meeting”	Section 5.4.1
“Company Stock Option Plans”	Section 2.2
“Company Subsidiary”	Section 3.1
“Confidentiality Agreement”	Section 5.5.2
“Covered Persons”	Section 5.12.1
“D&O Insurance”	Section 5.12.3
“Effective Time”	Section 1.3
“ERISA”	Section 3.10.1
“Exchange Fund”	Section 2.3.2
“Existing Policies”	Section 5.12.3
“Existing Reinsurance Contracts”	Section 3.13.1
“FBCA”	Recitals
“Form A”	Section 4.3.2
“Form E”	Section 4.3.2
“Forms”	Section 3.19.3
“Governmental Authority Requirement”	Section 5.7.5
“Insurance Permit”	Section 3.19.1
“Investment Assets”	Section 3.26.1
“Investment Company”	Section 3.26.4
“Maximum Premium”	Section 5.12.3
“Merger”	Recitals
“Merger Consideration”	Section 2.1.1
“Merger Sub”	Preamble
“OIR”	Section 5.7.2
“Option Consideration”	Section 2.2
“Outside Date”	Section 7.1.2
“Owned Real Property”	Section 3.17.1
“Parent”	Preamble

“Parent Benefit Plans”	Section 5.10.1
“Parent Representatives”	Section 5.5.1
“Parent Subsidiary”	Section 4.3.1
“Paying Agent”	Section 2.3.1
“Performance Unit Consideration”	Section 2.2
“Producers”	Section 3.24.1
“Proxy Statement”	Section 5.3.1
“Regulatory Material Adverse Effect”	Section 5.7.5
“Required Company Shareholders”	Section 3.20
“SOX”	Section 3.7.8
“Specified Conditions”	Section 7.1.2
“STAT Financial Statements”	Section 3.7.3
“Surviving Corporation”	Section 1.1
“Third Party Reinsurance Contracts”	Section 3.13.1

Section 8.6. Headings.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Unless otherwise expressly stated herein, references to sections and Articles are references to the sections and Articles of this Agreement.

Section 8.7. Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 8.8. Entire Agreement.  This Agreement (together with the Exhibits, Parent and Company Disclosure Schedules and the other documents delivered pursuant hereto) and the Confidentiality Agreement constitute the entire agreement of the parties and supersede all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof.

Section 8.9. No Reliance.  Each of Parent and Merger Sub has conducted its own independent review and analysis of the business, operations, assets, liabilities, results of operations, financial condition, technology and prospects of the Company and the Company Subsidiaries and acknowledges that each of Parent and Merger Sub has been provided access to personnel, properties, premises and records of the Company and the Company Subsidiaries for such purposes.  In entering into this Agreement, except as expressly provided herein, each of Parent and Merger Sub has relied solely upon its independent investigation and analysis of the Company and the Company Subsidiaries and each of Parent and Merger Sub.  Each party acknowledges and agrees that the other party has not made and is not making any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except as provided herein or in any certificate delivered under the terms of this Agreement and that it has not been induced by and has not relied upon any representations, warranties or statements, whether express or implied, made by the other parties, or any of their respective directors, officers, shareholders, employees, affiliates, agents, advisors or representatives that are not expressly set forth in this Agreement or in any certificate delivered under the terms of this Agreement, whether or not such representations, warranties or statements were made in writing or orally.

Section 8.10. Assignment.  This Agreement shall not be assigned by operation of law or otherwise and any purported assignment hereof shall be null and void.

Section 8.11. Parties in Interest.  This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and assigns, and nothing in this Agreement, express or implied, other than as provided in Section 5.10 and Section 5.12, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 8.12. Mutual Drafting.  Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties.

Section 8.13. Governing Law; Consent to Jurisdiction; WAIVER OF JURY TRIAL.

8.13.1. Governing Law.  This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to laws that may be applicable under conflicts of laws principles; provided that the provisions of Articles 1 and 2 of this Agreement governing the consummation of the Merger and its effects shall be governed by, and construed in accordance with, the internal laws of the State of Florida, without regard to conflicts of laws principles.

8.13.2. Jurisdiction.  Each of the parties irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the U.S. District Court of Chancery of the State of Delaware, and any appellate court therefrom, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (A) agrees not to commence any such action or proceeding except in such courts, (B) agrees that any claim in respect of any such action or proceeding may be heard and determined in the U.S. District Court of Chancery of the State of Delaware, (C) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in the U.S. District Court of Chancery of the State of Delaware, and (D) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in the U.S. District Court of Chancery of the State of Delaware.  Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 8.3.  Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

8.13.3. WAIVER OF JURY TRIAL.  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER OR OUT OF THIS AGREEMENT OR ANY OF THE CONTEMPLATED TRANSACTIONS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION PERMITTED UNDER THIS AGREEMENT.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 8.14. Disclosure Schedule.  The fact that any item of information is disclosed in a Disclosure Schedule to this Agreement shall not be construed to mean that such information is required to be disclosed by this Agreement.  Such information and the dollar thresholds set forth herein shall not be used as a basis for interpreting the terms “material” or “Material Adverse Effect” or other similar terms in this Agreement.

Section 8.15. Counterparts.  This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.  The parties agree that this Agreement shall be legally binding upon the electronic transmission, including by facsimile or email, by each party of a signed signature page to this Agreement to the other party.

Section 8.16. Amendment.  This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

Section 8.17. Waiver.  At any time prior to the Effective Time, Parent and Merger Sub, on the one hand, and the Company, on the other hand, may (A) extend the time for the performance of any of the obligations or other acts of the other, (B) waive any inaccuracies in the representations and warranties of the other contained herein or in any document delivered pursuant hereto and (C) waive compliance by the other with any of the agreements or conditions contained herein.  Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 8.18. Specific Performance.  Notwithstanding anything in this Agreement, the parties agree that immediate, extensive and irreparable damage would occur for which monetary damages would not be an adequate remedy in the event that any of the provisions of this Agreement are not performed in accordance with their specific terms or are otherwise breached. Accordingly, the parties agree that, if for any reason Parent, Merger Sub or the Company shall have failed to perform its obligations under this Agreement, then the party seeking to enforce this Agreement against such nonperforming party under this Agreement shall be entitled to specific performance and the issuance of immediate injunctive and other equitable relief without the necessity of proving the inadequacy of money damages as a remedy, and the parties further agree to waive any requirement for the securing or posting of any bond in connection with the obtaining of any such injunctive or other equitable relief, this being in addition to and not in limitation of any other remedy to which they are entitled at law or in equity.  Without limiting the foregoing, each of the parties hereby acknowledges and agrees that it may be difficult to prove damages with reasonable certainty, that it may be difficult to procure suitable substitute performance, and that injunctive relief and/or specific performance will not cause an undue hardship to the parties.  Each of the parties hereby further acknowledges and agrees that the existence of any other remedy contemplated by this Agreement shall not diminish the availability of specific performance of the obligations hereunder or any other injunctive relief and agrees that in the event of any action by the other party for specific performance or injunctive relief, it will not assert that a remedy at law or other remedy would be adequate or that specific performance or injunctive relief in respect of such breach or violation should not be available on the grounds that money damages are adequate or any other grounds.  Any such remedies, and any and all other remedies provided for in this Agreement, shall be cumulative in nature and not exclusive and shall be in addition to any other remedies whatsoever which any party may otherwise have.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

The Doctors Company

By:	/s/ Richard E. Anderson
Richard E. Anderson, M.D.
Chief Executive Officer

Fountain Acquisition Corp.

By:	/s/ Richard E. Anderson
Richard E. Anderson, M.D.
Chief Executive Officer

FPIC Insurance Group, Inc.

By:	/s/ John R. Byers
John R. Byers
President and Chief Executive Officer

[Signature page to Merger Agreement]

Exhibit A-1

Parent’s Knowledge Officers

Rob Francis
David McHale
Marco Vanderlaan

Exhibit A-2

Company’s Knowledge Officers

John R. Byers
Charles Divita, III
Robert E. White, Jr.